Exhibit 10.36

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT
IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF
PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

PROMOTION AGREEMENT

by and between

SANDOZ INC.

and

RAREGEN, LLC

August 1, 2018

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS	1
ARTICLE 2 RIGHTS AND OBLIGATIONS	10
2.1 Engagement; Grant of Rights	10
2.2 Retention of Rights	10
2.3 Right of Notice	11
2.4 Non-Competition; Non-Solicitation	11
2.5 Sandoz Trademarks and Copyrights	12
2.6 Subcontracting	12
2.7 Obligation to Manufacture and Supply	13
2.8 Facility Maintenance; Product Quality Matters	14
ARTICLE 3 GOVERNANCE	14
3.1 Formation of the JSC	14
3.2 Meetings and Minutes	15
3.3 Procedural Rules	15
3.4 Specific Responsibilities of the JSC	15
3.5 JSC Dispute Resolution	16
ARTICLE 4 RAREGEN ACTIVITIES FOR PRODUCT	17
4.1 RareGen Activities	17
4.2 Detailing	17
4.3 Patient HUB	18
4.4 Prohibition on Other RareGen Activities; Final Decision Making Authority	19
4.5 Compliance with Applicable Law; Requirements	19
4.6 Field Force Personnel Training; Product Materials	20
4.7 Provisions Related to Field Force Personnel	23
4.8 Records	25
4.9 Responsibility for RareGen Activity Costs and Expenses	25
4.10 Managed Care Activities	25

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ARTICLE 5 REGULATORY, SAFETY AND SURVEILLANCE, COMMERCIAL MATTERS	25
5.1 Responsibility	25
5.2 Reporting	26
5.3 RareGen Involvement	26
5.4 Pharmacovigilance	27
5.5 Unsolicited Requests for Medical Information	27
5.6 Recalls and Market Withdrawals	27
5.7 Reporting Responsibilities	27
5.8 Booking of Sales Revenues	28
5.9 Returns	28
ARTICLE 6 FINANCIAL PROVISIONS	28
6.1 Initial Milestone Payment	28
6.2 Quality Release Milestone Payment	28
6.3 Profit Sharing	28
6.4 Acceleration Payment	29
6.5 Accounting Standards	29
6.6 Reports; Payments; Cumulative Calculation	29
6.7 Taxes	29
ARTICLE 7 AUDIT RIGHTS	30
7.1 RareGen	30
7.2 Sandoz	31
ARTICLE 8 INTELLECTUAL PROPERTY	31
8.1 Ownership of Intellectual Property	31
8.2 Title to Trademarks and Copyrights	32
8.3 Protection of Trademarks and Copyrights	32
8.4 Disclosure of Know-How	32
ARTICLE 9 CONFIDENTIALITY	33
9.1 Confidential Information	33
9.2 Public Announcements	34
ARTICLE 10 REPRESENTATIONS AND WARRANTIES	34
10.1 Representations and Warranties of Sandoz	34
10.2 Representations, Warranties and Covenants of RareGen	36
10.3 Disclaimer of Warranty	37

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ARTICLE 11 INDEMNIFICATION; LIMITATIONS ON LIABILITY	38
11.1 Indemnification by Sandoz	38
11.2 Indemnification by RareGen	38
11.3 Indemnification Procedures	39
11.4 Limitation of Liability	39
11.5 Insurance	39
ARTICLE 12 TERM AND TERMINATION	40
12.1 Term	40
12.2 Early Termination for Cause	40
12.3 Early Termination	40
12.4 Termination Due to Change of Control	41
12.5 Termination Due to Failure to Achieve Minimum Net Profits	42
12.6 Effects of Termination	42
12.7 Survival	42
ARTICLE 13 MISCELLANEOUS	43
13.1 Use of Affiliates	43
13.2 Force Majeure	43
13.3 Assignment; Change of Control	43
13.4 Severability	44
13.5 Notices	44
13.6 Governing Law	44
13.7 Dispute Resolution	45
13.8 Waiver of Jury Trial	45
13.9 Entire Agreement; Amendments	45
13.10 Headings	45
13.11 Independent Contractors	45
13.12 Third Party Beneficiaries	46
13.13 Waiver	46
13.14 Cumulative Remedies	46
13.15 Waiver of Rule of Construction	46
13.16 Use of Names	46
13.17 Further Actions and Documents	46
13.18 Certain Conventions	46
13.19 Counterparts	46

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EXHIBITS

Exhibit 1.19	Competitors
Exhibit 1.51	Minimum Order Quantity
Exhibit 1.53	Example Calculations of Net Sales
Exhibit 1.71	Example of RareGen Activities other than Detailing
Exhibit 2.7.2	Annual Maximum Quantity
Exhibit 4.2.2	Initial RareGen Activity Plan and Budget
Exhibit 10.2.9	Sandoz Compliance Program Requirements

-iv-

PROMOTION AGREEMENT

This Promotion Agreement (this “Agreement”) is entered into as of the 1st day of August, 2018 (the “Effective Date”) by and between Sandoz Inc., a corporation organized and existing under the laws of Colorado (“Sandoz”) and RareGen, LLC, a Delaware limited liability company (“RareGen”). Sandoz and RareGen are each referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, Sandoz has developed and has rights to market and sell the generic pharmaceutical product treprostinil in the Territory; and

WHEREAS, Sandoz desires to engage RareGen to conduct certain promotional and non-promotional activities, and RareGen desires to conduct such activities, for the Product in the Territory for the treatment of pulmonary arterial hypertension.

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1              “Acceleration Payment” shall mean, with respect to an FTS Event, the amount equal to the difference, as of the date of such FTS Event, between (x) the aggregate amounts paid by RareGen to Sandoz pursuant to Sections 6.1 and 6.2, and (y) the aggregate Net Profits received by RareGen under this Agreement. For clarity, in no event shall the Acceleration Payment exceed twenty million dollars ($20,000,000) or be less than zero dollars ($0.00).

1.2              “Act” shall mean the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., as it may be amended from time to time, and the regulations promulgated thereunder.

1.3              “Active Pharmaceutical Ingredient” or “API” shall mean treprostinil, a synthetic analog of prostacyclin (PGI2).

1.4              “Adverse Event” shall mean any untoward medical occurrence in a patient or clinical investigation subject who is administered the Product, but which does not necessarily have a causal relationship with the treatment for which the Product is used. An “Adverse Event” can include any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease temporally associated with the use of the Product, whether or not related to the Product. A pre-existing condition that worsened in severity after administration of the Product would be considered an “Adverse Event”.

1.5              “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of fifty percent (50%) or more (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting securities of such Person, by contract or otherwise.

1.6              “Agreement” shall have the meaning set forth in the preamble to this Agreement.

1.7              “ANDA” shall mean Sandoz’s abbreviated new drug application number 203649.

1.8              “Annual Maximum Quantity” shall mean with respect to the Product and with respect to each Calendar Year during the Term, the maximum aggregate annual volume of the Product that is planned to be supplied by (or on behalf of) Sandoz during such Calendar Year as set forth in Exhibit 2.7.2. For the first and last Calendar Year of the Term the maximum aggregate annual volume will be pro-rated to reflect the contractual length of such Calendar Year.

1.9              “Applicable Laws” shall mean all applicable statutes, ordinances, regulations, codes, rules, or orders of any kind whatsoever of any Governmental Authority in the Territory, including the Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), the Prescription Drug Marketing Act, the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), the Health Insurance Portability and Accountability Act of 1996, the Federal False Claims Act (31 U.S.C. §§ 3729-3733) (and applicable state false claims acts), the Physician Payments Sunshine Act, the Code, the Department of Health and Human Services Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, released April 2003, the Antifraud and Abuse Amendment to the Social Security Act, the AMA guidelines on gifts to physicians, generally accepted standards of good clinical practices adopted by current FDA regulations, as well as any state laws and regulations (i) impacting the promotion of pharmaceutical products, (ii) governing the storage and distribution of pharmaceutical samples, (iii) governing the provision of meals and other gifts to medical professionals, including pharmacists, or (iv) governing consumer protection and deceptive trade practices, including any state anti-kickback/fraud and abuse related laws, all as amended from time to time.

1.10          “Calendar Quarter” shall mean each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.11          “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs, and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.12          “Certificate of Analysis” shall mean a certificate indicating that the applicable Product conforms to the applicable Specifications, including by reference to test results demonstrating conformance to the applicable Specifications, signed by the quality assurance qualified person of Sandoz or one of its Affiliates.

1.13          “cGMP Requirements” shall mean the FDA’s current good manufacturing practice requirements as promulgated under the Act at 21 C.F.R. Parts 11, 210 and 211, and as further defined by FDA guidance documents, as such may be amended from time to time.

1.14          “Change of Control” shall mean, with respect to a Party, the occurrence of any of the following: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a Person, or group of Persons, acting in concert acquire, directly or indirectly, more than fifty percent (50%) of the voting equity securities or management control of such Party, in one or a series of related transactions.

1.15          “Claims” shall mean all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions, in each case of a Third Party.

1.16          “Code” shall mean the Code on Interactions with Healthcare Professionals promulgated by the Pharmaceutical Research and Manufacturers of America (PhRMA)/BIO, as it may be amended.

1.17          “COGs” shall mean Sandoz’s direct costs of components (including API) and labor (including salary, wages and fringe benefits) incurred in acquiring (including any acquisition costs paid to Third Parties for materials or services acquired), formulating, manufacturing, packaging and labeling the Product, including quality assurance and quality control activities necessary to release such Product, together with directly allocable manufacturing overheads (but excluding overheads that cannot be specifically identified to manufacturing such Product, such as corporate, general and administrative overheads) and the costs of importation and freight. In the event that additional costs of components are reasonably identified by Sandoz, such costs will be included in the calculation of COGs. Notwithstanding anything to the contrary, COGs shall be determined in accordance with the terms and conditions of this Agreement, IFRS (as generally and consistently applied) and shall not include inter-company profits among Sandoz and its Affiliates. The Parties agree to use commercially reasonable efforts to (i) identify opportunities for cost savings and (ii) take reasonable actions to reduce the COGs where such opportunities are identified.

1.18          “Commercially Reasonable Efforts” shall mean, with respect to the performance of activities under this Agreement, reasonable, diligent, good-faith efforts, expertise, degree of skill, and resources that are comparable in quality and scope to those efforts, expertise, degree of skill and resources that are commonly used in the pharmaceutical industry for a pharmaceutical product, which has the same regulatory requirements or status, is at a comparable stage of development or product life as the Product, and that has similar market potential as the Product, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the likelihood of regulatory approval given the regulatory structure involved, the profitability, the availability of components of Product supplied by Third Parties, and other relevant factors, it being anticipated that the level of effort may change over time, reflecting changes in the status of the aforementioned attributes and potential of the Product.

1.19          “Competitor” shall mean (a) the entities set forth on Exhibit 1.19 and any of their respective Affiliates; (b) any Person that derives a material amount of its revenues from one (1) or more health care products intended for human use or consumption that are directly competitive with the Product; and (c) any Person that controls Know-How or other intellectual property rights in or with respect to any product in the Field.

1.20          “Confidential Disclosure Agreement” shall have the meaning set forth in Section 9.1.1.

1.21          “Confidential Information” shall mean all secret, confidential, non-public or proprietary Know-How, whether provided in written, oral, graphic, video, computer or other form, provided by or on behalf of one Party to the other Party pursuant to this Agreement, including information relating to the disclosing Party’s existing or proposed research, development efforts, patent applications or business and any other materials that have not been made available by the disclosing Party to the general public. All such information related to this Agreement disclosed by or on behalf of a Party (or its Affiliate) to the other Party (or its Affiliate) pursuant to the Confidential Disclosure Agreement shall be deemed to be such Party’s Confidential Information disclosed hereunder. For purposes of clarity, (i) Sandoz’s Confidential Information shall include all Product Materials, (ii) the terms of this Agreement shall be considered Confidential Information of both Parties, and (iii) RareGen Property shall be considered Confidential Information of RareGen.

1.22          “Detail(s)” shall mean a full Product presentation during a Promotional Call between a Target Professional and a Sales Representative, during which a presentation of the Product’s attributes, benefits, prescribing information and safety information are orally presented in a fair and balanced manner, for use in the Field in the Territory. Neither e-details, nor presentations made at conventions, exhibit booths, educational programs or speaker meetings, or similar gatherings, shall constitute a Detail.

1.23          “Detail Numbers” shall mean the actual number of Details, broken-down by Sales Representative, made in a given period for conduct of RareGen Activities for the Product as tracked by the internal systems (with respect to which accurate reports can be kept) of RareGen as customarily used in the pharmaceutical industry.

1.24          “Detail Report” shall have the meaning set forth in Section 4.2.3(a).

1.25          “Dispute” shall have the meaning set forth in Section 13.7.1.

1.26          “Dollar” or “$” shall mean United States dollar.

1.27          “Effective Date” shall have the meaning set forth in the preamble to this Agreement.

1.28          “Exclusivity Period” shall mean that period commencing on the Effective Date and continuing until the later of (i) the expiration of the period during which Sandoz has generic drug exclusivity under the ANDA, and (ii) the first sale (other than the First Commercial Sale by Sandoz or the sale of an authorized generic by a Third Party) for monetary value for use or consumption by the end user of a generic version of Remodulin® in the Territory after regulatory approval for such product has been obtained in the Territory.

1.29          “Failure to Supply Event” or “FTS Event” shall mean the occurrence of any of the following events: (a) Sandoz’s failure to achieve the Quality Release Milestone on or before March 1, 2019; or (b) the occurrence of a Recall of the Product with respect to [***] percent ([***]%) or more of the Quality Release Milestone Units; provided that such Recall of the Product is not due to a breach of this Agreement by RareGen.

1.30          “FDA” shall mean the United States Food and Drug Administration or any successor agency performing comparable functions.

1.31          “Field” shall mean the use of the Product for the treatment of pulmonary arterial hypertension.

1.32          “Field Force Personnel” shall mean collectively, the Sales Representatives and any other employees (or other permitted contractors) of RareGen engaged in the RareGen Activities or other activities hereunder.

1.33          “Findings” shall have the meaning set forth in Section 5.3.

1.34          “Firm Zone” shall have the meaning set forth in Section 2.7.1.

1.35          “First Commercial Sale” shall mean, with respect to the Product, the first sale for monetary value for use or consumption by the end user of the Product in the Territory.

1.36          “Forecast” shall have the meaning set forth in Section 2.7.1.

1.37          “Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the Parties contemplated by this Agreement.

1.38          “HUB” shall mean a single point of contact for patient, physician and payors in coordination of patient care management.

1.39          “IFRS” shall mean International Financing Reporting Standards as generally and consistently applied by Sandoz.

1.40          “Indemnified Party” shall have the meaning set forth in Section 11.3.

1.41          “Indemnifying Party” shall have the meaning set forth in Section 11.3.

1.42          “Initial Term” shall have the meaning set forth in Section 12.1.

1.43          “Intellectual Property” shall have the meaning set forth in Section 8.1.2.

1.44          “Inventions” shall have the meaning set forth in Section 8.1.2.

1.45          “JSC” shall have the meaning set forth in Section 3.1.

1.46          “Know-How” shall mean information, whether or not in written form, including biological, chemical, pharmacological, toxicological, medical or clinical, analytical, quality, manufacturing, research, or sales and marketing information, including processes, methods, procedures, techniques, plans, programs and data.

1.47          “Losses” shall mean any and all amounts paid or payable to Third Parties with respect to a Claim, together with all documented out-of-pocket costs and expenses, including attorney’s fees, reasonably incurred in connection with any judgments, orders, decrees, stipulations and/or injunctions that arise out of a Claim.

1.48          “Managed Care Entity” shall mean (i) any entity providing pharmacy management or formulary services either directly to members of plans controlled by the entity or indirectly to plans under contract with the entity and in either case which has in place systems to actively manage the selection of prescription product usage; (ii) any agency of the United States government; or (iii) any federal and/or state government funded pharmaceutical reimbursement program, such as a state Medicaid program or program for pharmaceutical assistance to the elderly.

1.49          “Manufacture”, “Manufactured” or “Manufacturing” shall mean the manufacture and packaging of Product, including quality assurance activities related to manufacturing and release of Product.

1.50          “Manufacturer Termination” shall have the meaning set forth in Section 12.3.2.

1.51          “Minimum Order Quantity” shall mean the minimum order quantity of Product by SKU as set forth on Exhibit 1.51.

1.52          “Net Profits” shall mean Net Sales less: (i) COGs with respect to the Product and/or Product Diluent to the extent the Product and/or Product Diluent is manufactured by Sandoz or its Affiliates, (ii) Sandoz’s actual costs with respect to the Product and/or Product Diluent to the extent that the Product and/or Product Diluent is manufactured on behalf of Sandoz or its Affiliates by a Third Party, (iii) any Product or Product component write-offs resulting from or relating to Sandoz’s inability to sell the Product in accordance with the Forecasts provided to Sandoz by RareGen, and (iv) the costs associated with Patient Starter Kits, and (v) any and all fees, charges and expenses charged by or relating to any specialty pharmacy, distributor, wholesaler, group purchasing organization or any Affiliate thereof that are not included for purposes of the calculation of Net Sales.

1.53          “Net Sales” shall mean the net sales recorded by Sandoz or any of its Affiliates (or any Third Party granted any rights to sell Products in the Territory under the ANDA) for any Product sold to Third Parties as determined in accordance with IFRS as consistently applied. The deductions booked on an accrual basis by Sandoz and its Affiliates under IFRS to calculate the recorded net sales from gross sales include the following (without duplication and solely to the extent consistent with IFRS):

1.53.1    normal trade and cash discounts;

1.53.2    amounts repaid or credited by reasons of defects, rejections, recalls or returns;

1.53.3    price protection and shelf stock adjustments, slotting fees and coupons;

1.53.4    rebates and chargebacks to customers and third parties (including, without limitation, Medicare, Medicaid, Managed Healthcare and similar types of rebates);

1.53.5    any amounts recorded in gross revenue associated with goods provided to customers for free;

1.53.6    amounts provided or credited to customers through coupons and other discount programs;

1.53.7    delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates or retroactive price reductions;

1.53.8    fee for service payments to customers for any non-separable services (including compensation for maintaining agreed inventory levels and providing information); and

1.53.9    other reductions or specifically identifiable amounts deducted as customary in the pharmaceutical industry.

With respect to the calculation of Net Sales: (i) Net Sales only include the value charged or invoiced on the first arm’s length sale to a Third Party and sales between or among Sandoz and its Affiliates shall be disregarded for purposes of calculating Net Sales; and (ii) if a Product is delivered to the Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under IFRS are met.

To the extent any of the foregoing are based upon estimates in any given accounting period, any changes in such estimates shall be applied (and, if applicable, credited) in the accounting period in which such changes are made, in accordance with IFRS.

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Sandoz, which must be in accordance with IFRS, consistently applied, to the maximum extent consistent with the foregoing. Example calculations of the itemized deductions booked on an accrual basis by Sandoz and its Affiliates under IFRS to calculate the recorded net sales from gross sales pursuant to this Section 1.53 are set forth on Exhibit 1.53 for illustrative purposes only; provided, however, that Exhibit 1.53 sets forth the initial reserves that Sandoz will use unless and until such reserves are adjusted in accordance with IFRS.

1.54          “Officials” shall have the meaning in Section 4.5.3.

1.55          “Party” shall have the meaning set forth in the preamble to this Agreement.

1.56          “Patient Starter Kit” shall mean a supply of Product provided to a patient free of charge, by or on behalf of a prescribing health care professional in order to initiate treatment with the Product prior to the initial sale of Product to (or for use by) a patient (e.g., while awaiting proper approval, following prescription by a health care professional, by the payor (e.g., insurance company, managed care plan, government agency, or the like) with respect to all or any portion of the cost of the Product)).

1.57          “Payment” shall have the meaning set forth in Section 4.5.3.

1.58          “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization or other entity, or government or political subdivision thereof.

1.59          “Pharmacovigilance Agreement” shall have the meaning set forth in Section 5.4.

1.60          “Product” shall mean treprostinil (therapeutic equivalent to Remodulin®) in those doses set forth on Exhibit 1.51, in each case, as approved by the FDA for sale in the United States under the ANDA; provided, however, that in the event Sandoz obtains approval under the ANDA for treprostinil (therapeutic equivalent to Remodulin®) in doses other than those set forth on Exhibit 1.51, RareGen and Sandoz shall amend this Agreement as may be reasonably necessary to include such other doses.

1.61          “Product Diluent” shall mean 50 ml vials of treprostinil sterile diluent.

1.62          “Product Labeling” shall mean the labels and other written, printed or graphic matter upon (a) any container or wrapper utilized with the Product or (b) any written material accompanying the Product, including Product package inserts, in each case as approved by the FDA.

1.63          “Product Materials” shall mean the Product Training Materials, the RareGen Activity Materials and/or any other Product materials provided by or on behalf of Sandoz (or provided by RareGen and approved by Sandoz, as applicable) hereunder for use in connection with the conduct of the RareGen Activities for the Product.

1.64          “Product Training Materials” shall have the meaning set forth in Section 4.6.1(a).

1.65          “Profit Margin Deficiency” shall have the meaning set forth in Section 12.3.3.

1.66          “Promotional Call” shall mean a face-to-face sales call between a Target Professional and a Sales Representative, during which a Detail is made. A sample drop shall not constitute a Promotional Call.

1.67          “Quality Agreement” shall have the meaning set forth in Section 5.2.2.

1.68          “Quality Release Milestone” shall have the meaning set forth in Section 6.2.

1.69          “Quality Release Milestone Units” shall have the meaning set forth in Section 6.2.

1.70          “RareGen” shall have the meaning set forth in the preamble to this Agreement.

1.71          “RareGen Activities” shall mean any and all promotional and non-promotional activities (including Detailing) to encourage the appropriate use of the Product in the Field in the Territory in accordance with the Product Labeling and Applicable Law. For the sake of clarity, examples of RareGen Activities other than Detailing are set forth on Exhibit 1.71.

1.72          “RareGen Activity Materials” shall have the meaning set forth in Section 4.6.2.

1.73          “RareGen Activity Plan and Budget” shall have the meaning set forth in Section 4.2.2(a).

1.74          “RareGen Opportunity Transaction” shall have the meaning set forth in Section

1.75          “RareGen Property” shall have the meaning set forth in Section 8.1.1.

1.76          “Recall” shall mean (i) a Recall (as defined in the Act) assigned a classification by the FDA with numerical designation I, II or III (each as defined in the Act), or (ii) a Stock Recovery (as defined in the Act) due to the failure of the affected Product to meet the Specifications and where the Quality Release Milestone Units that are the subject of such Stock Recovery cannot be replaced by Sandoz on a timely basis with new units of Product, which have achieved successful quality release as evidenced by a Certificate of Analysis, in order to meet in all material respects the then-current orders for Product.

1.77          “Regulatory Approval” shall mean any and all necessary approvals, licenses, registrations or authorizations from any Governmental Authority, in each case, necessary to commercialize the Product in the Territory.

1.78          “Sales and Inventory Report” shall have the meaning set forth in Section 4.2.3(b).

1.79          “Sales Representative” shall mean an individual employed by RareGen as part of its sales forces who actively engages in Detailing of the Product in the Territory, and who is also trained with respect to the Product in accordance with this Agreement (including the Product Labeling and the use of the RareGen Activity Materials) to deliver Details for the Product in the Field in the Territory.

1.80          “Sandoz” shall have the meaning set forth in the preamble to this Agreement.

1.81          “Sandoz Trademarks and Copyrights” shall mean the logos, trade dress, slogans, domain names and housemarks of Sandoz or any of its Affiliates as may appear on any RareGen Activity Materials, Product Training Materials or Product Labeling, in each case, as may be updated from time to time by Sandoz.

1.82          “Senior Officer” shall mean, with respect to Sandoz, its President, Head of North America (or such officer’s designee), and with respect to RareGen, the individual designated by the Board of Directors of RareGen.

1.83          “Specifications” shall mean the technical specifications for the required quality and characteristics of the Product as accepted by the FDA.

1.84          “Target Professionals” shall mean physicians, nurse practitioners, physician assistants and any other medical professionals in the Territory with prescribing authority (as authorized under Applicable Law) in the Territory for the Product. For the avoidance of doubt, Managed Care Entities shall not be considered Target Professionals.

1.85          “Term” shall have the meaning set forth in Section 12.1.

1.86          “Territory” shall mean the United States of America, its commonwealths, territories, possessions (e.g., Puerto Rico, US Virgin Islands, Guam, American Samoa) and military bases.

1.87          “Third Party(ies)” shall mean any person or entity other than Sandoz and RareGen and their respective Affiliates.

ARTICLE 2
RIGHTS AND OBLIGATIONS

2.1              Engagement; Grant of Rights. During the Term, subject to the terms and conditions of this Agreement, Sandoz hereby engages and retains RareGen, on an exclusive basis, to conduct the RareGen Activities for the Product in the Territory in the Field in compliance with the Product Labeling, and RareGen shall conduct the RareGen Activities for the Product in the Territory in the Field in compliance with the Product Labeling, Applicable Laws and otherwise in accordance with the terms and conditions of this Agreement, and shall use its Commercially Reasonable Efforts to conduct the RareGen Activities for the Product in the Territory in the Field in compliance with the RareGen Activity Plan and Budget. RareGen shall have no other rights relating to the Product, except as specifically set forth in this Agreement, and, without limiting the foregoing, RareGen shall have no right to, and shall not, conduct the RareGen Activities for the Product outside the Territory or for use outside the Field, in each case, unless mutually agreed in writing by the Parties.

2.2              Retention of Rights. Except with respect to the exclusive rights granted to RareGen to conduct the RareGen Activities for the Product in the Territory in the Field pursuant to Section 2.1, Sandoz retains all rights in and to the Product. Without limiting the generality of the foregoing, Sandoz specifically retains, and shall bear all costs associated with, the following rights (and RareGen and its Affiliates shall have no rights to the following, except as set forth below in this Section 2.2):

2.2.1        responsibility for the specifications for the Product, for the manufacture and distribution of the Product, and any future development of the Product;

2.2.2        responsibility for all decisions regarding regulatory submissions and for interactions with the FDA with respect to the Product;

2.2.3        responsibility for final approval of all RareGen Activity Material content (including submission of RareGen Activity Materials to the FDA’s Office of Prescription Drug Promotion) with respect to the conduct of the RareGen Activities for Product;

2.2.4        contracting with Managed Care Entities or customers for Product in accordance with Section 4.10;

2.2.5        selling and booking all sales of the Product in accordance with IFRS; and

2.2.6        responsibility for handling all safety related activities related to Product as set forth in ARTICLE 5 (including submitting all safety reports and interacting with regulatory authorities with respect thereto) and initiating and managing any Product recalls.

For clarity, except as provided in Sections 2.1 or 2.5, RareGen shall not acquire any license or other intellectual property interest, by implication or otherwise, in any technology, Know-How or other intellectual property owned or controlled by Sandoz or any of its Affiliates, and Sandoz is not providing any such technology, Know-How or other intellectual property, or any assistance related thereto, to RareGen for any use other than for the mutual benefit of the Parties as expressly contemplated hereby.

2.3              Right of Notice. In the event that, during the Initial Term, Sandoz desires to partner the conduct of the RareGen Activities for the Product outside of the Territory (“RareGen Opportunity Transaction”), Sandoz shall first provide RareGen with written notice of its desire to enter into a RareGen Opportunity Transaction in order to allow the Parties the opportunity to discuss in good faith amending this Agreement or entering into a separate agreement with respect to such activities. Such notice shall be for the purpose of providing an opportunity for discussions regarding the RareGen Opportunity Transaction and shall not create any rights of RareGen in such opportunity or obligations of Sandoz with respect thereto. RareGen shall not have a right of first refusal or right of first negotiation with respect to such RareGen Opportunity Transaction, and Sandoz may negotiate with any other Person and take any and all actions with respect to the Product outside of the Territory. For clarity, RareGen Opportunity Transaction shall not include Sandoz’s desire to partner the conduct of RareGen Activities for the Product outside the Territory with a Third Party as part of a broader partnership to develop, seek regulatory approval for, and/or commercialize the Product outside the Territory.

2.4              Non-Competition; Non-Solicitation.

2.4.1        Non-Competition. Without limiting the obligations of RareGen set forth in Section 4.7.1(a), during the Term, neither RareGen nor Sandoz shall, directly or indirectly, market, promote, detail, offer to sell or sell any prostacyclin product in the Field in the Territory other than the Product.

2.4.2        Non-Solicitation. During the Term and continuing thereafter for [***] ([***]) months, neither RareGen (nor PBM Capital Group, LLC or PBM Pharmaceuticals, Inc.) nor Sandoz shall directly or indirectly solicit for hire as an employee, consultant or otherwise any of the other Party’s professional personnel who have had direct involvement with the RareGen Activities under this Agreement, without the other Party’s prior written consent, except pursuant to a general solicitation through the media or by a search firm, in either case, that is not directed specifically to any such professional personnel.

2.5              Sandoz Trademarks and Copyrights.

2.5.1        RareGen shall have the non-exclusive right to use the Sandoz Trademarks and Copyrights solely on the Product Labeling and Product Materials and solely in accordance with the terms and conditions of this Agreement. Except as expressly set forth in the foregoing provisions of this Section 2.5.1, RareGen shall not have the right to use any trademarks or copyrights of Sandoz or any of its Affiliates unless RareGen obtains the prior written consent of Sandoz, in Sandoz’s sole discretion. Sandoz agrees to promptly provide to RareGen as many copies of the current Product Labeling as may be necessary for RareGen’s use solely to perform its obligations under this Agreement. Sandoz shall promptly notify RareGen of any final approved updates or changes to the Product Labeling and provide a copy of such final approved changes/updates to RareGen within thirty (30) days after approval thereof, solely for RareGen’s use to perform its obligations under this Agreement, and RareGen shall thereafter use such updated Product Labeling in performing its obligations under this Agreement.

2.5.2        RareGen shall follow all instructions and guidelines of Sandoz in connection with the use of any Sandoz Trademarks and Copyrights, and, if Sandoz objects to the manner in which any such Sandoz Trademarks and Copyrights are being used, RareGen shall cease the use of any such Sandoz Trademarks and Copyrights in such manner upon written notice from Sandoz thereof. Without limiting the foregoing, RareGen shall also adhere to at least the same quality control provisions as companies in the pharmaceutical industry adhere to for their own trademarks and copyrights. In all cases, RareGen shall use the Sandoz Trademarks and Copyrights with the necessary trademark (and copyright, as applicable) designations, and shall use the Sandoz Trademarks and Copyrights in a manner that does not derogate from Sandoz’s rights in the Sandoz Trademarks and Copyrights. RareGen shall not at any time during the Term do, or knowingly allow to be done, any act or thing which will in any way impair or diminish the rights of Sandoz in or to the Sandoz Trademarks and Copyrights. All goodwill and improved reputation generated by RareGen’s use of the Sandoz Trademarks and Copyrights shall inure to the benefit of Sandoz, and any use of the Sandoz Trademarks and Copyrights by RareGen shall cease at the end of the Term. RareGen shall have no rights under this Agreement in or to the Sandoz Trademarks and Copyrights except as specifically provided herein. RareGen will not, and will cause PBM Capital Group, LLC and PBM Pharmaceuticals, Inc. not to, contest the ownership of the Sandoz Trademarks and Copyrights, their validity, or the validity of any registration therefor during the Term or thereafter. RareGen will not, and will cause PBM Capital Group, LLC and PBM Pharmaceuticals, Inc. not to, register and/or use any marks (including in connection with any domain names) that are confusingly similar to the Sandoz Trademarks and Copyrights.

2.6              Subcontracting. RareGen may not subcontract with any Affiliate or any Third Party (including any contract sales force) unless RareGen has received the prior written consent of Sandoz (not to be unreasonably withheld); provided, however, that RareGen shall have the right to subcontract with PBM Capital Group, LLC and PBM Pharmaceuticals, Inc. pursuant to fully executed written agreements between RareGen and such Affiliates without any further consent of Sandoz. In all cases, RareGen shall oversee the performance by its subcontractors of the subcontracted activities in a manner intended to result in their timely and successful completion of such activities, and RareGen shall remain responsible and primarily and fully liable for the performance of such activities, in accordance with this Agreement. RareGen hereby expressly waives any requirement that Sandoz exhaust any right, power or remedy, or proceed against such subcontractor for any obligation or performance hereunder prior to proceeding directly against RareGen. RareGen shall ensure compliance with the terms of this Agreement by any such subcontractor, including with respect to provisions on confidentiality and intellectual property ownership and compliance with Applicable Law, and RareGen shall further ensure compliance by any such subcontractor with RareGen’s customary policies. For clarity, RareGen shall not have any license rights hereunder nor any rights to sublicense any rights hereunder.

2.7              Obligation to Manufacture and Supply.

2.7.1        Product and Product Diluent. Sandoz shall be solely responsible for Manufacturing (or having Manufactured), and agrees to use Commercially Reasonable Efforts to supply, all Product and Product Diluent for commercial use in the Field in the Territory in accordance with the Specifications; provided that RareGen shall provide reasonable assistance in identifying a source of supply for Product Diluent. On or before the tenth (10th) day of each month after the Effective Date, RareGen shall provide Sandoz a good faith twenty-six (26)-month rolling forecast of anticipated orders of the Product and Product Diluent to be placed each such month (each, a “Forecast”). The first four (4) months of each Forecast will be considered a firm and binding order (“Firm Zone”); provided, however, that such orders will not be firm and binding where the quantity of Product or Product Diluent provided in any Firm Zone is less than the Minimum Order Quantity. For components obtained from Third Parties with longer lead times than the Firm Zone, Sandoz will place orders with Third Parties based on the Forecast. In relation to each Forecast provided under this Section 2.7.1, RareGen shall ensure that the aggregate amount of the Product or Product Diluent forecasted for the first twelve (12) months of each Forecast shall not be less than eighty percent (80%) or more than one hundred and twenty percent (120%) of the aggregate amount of the Product or Product Diluent, respectively, in the first twelve (12) months in the immediately preceding Forecast. If RareGen submits a Forecast where the aggregate amount of the Product or Product Diluent forecasted for the first twelve (12) months of such Forecast is more than one hundred and twenty percent (120%) of the aggregate amount of the Product or Product Diluent, respectively, in the first twelve (12) months in the immediately preceding Forecast, RareGen and Sandoz will discuss in good faith potential means to obtain the supply of such greater amount of Product or Product Diluent, as the case may be, for commercial use in the Field in the Territory.

2.7.2        Annual Maximum Quantity. RareGen acknowledges and agrees that during the Term, Sandoz shall only be under an obligation to supply the Product and Product Diluent in any one Calendar Year (including any Product supplied for Patient Starter Kits) up to the Annual Maximum Quantity as specified in Exhibit 2.7.2 (or the pro-rated Annual Maximum Quantity, if applicable) and only if that Annual Maximum Quantity was properly forecasted by RareGen. Sandoz shall not be required and is under no obligation to supply the Product and Product Diluent in any one Calendar Year in excess of the Annual Maximum Quantity. Following the 2019 Calendar Year, Sandoz shall use Commercially Reasonable Efforts to increase the Annual Maximum Quantity if, and to the extent, required due to increases in demand of the Product for commercial use in the Field in the Territory.

2.7.3        Safety Stock. For the first eighteen (18) months following the Effective Date, subject to the approval of the JSC, Sandoz shall maintain the difference between the total number of units of Product set forth in each Firm Zone during such eighteen-month period and the total number of units of Product actually supplied by Sandoz in accordance with each such Firm Zone as safety stock of Product available to Sandoz; provided, however, that in no event shall such safety stock exceed twenty percent (20%) of the Annual Maximum Quantity for the 2019 Calendar Year. Sandoz shall keep RareGen reasonably informed of the level of inventory identified as the safety stock.

2.8              Facility Maintenance; Product Quality Matters.

2.8.1        Sandoz shall maintain and operate, or exercise its rights with its contract manufacturer or other contractors to cause such contractors to maintain and operate, all facilities where the Product is manufactured, packaged, tested, stored, warehoused or shipped, and implement such quality control procedures so as to be able to perform its obligations hereunder, in accordance with all Applicable Laws, including the cGMP Requirements. Sandoz will audit the supplier in accordance with the standard operating procedures of Sandoz or its Affiliates, as applicable.

2.8.2        Sandoz shall maintain adequate and accurate records consistent with the applicable Specifications, including records covering quality control testing and release of the Product and all other Manufacturing services provided hereunder in material compliance with the cGMP Requirements and any other relevant Applicable Laws, but in any event during the performance of the Manufacturing services.

2.8.3        Sandoz shall as soon as reasonably practicable notify RareGen of any written notices received from, or inspections by, the FDA, which (i) materially affect the safety or efficacy of, or Sandoz’s ability to supply, the Product or (ii) relate specifically to the conduct of the RareGen Activities for the Product. In each such case, Sandoz shall make all such records available to FDA as required by Applicable Laws. Sandoz shall promptly inform RareGen of any responses to such written notices or inspections and the resolution of any such issue raised by the FDA.

ARTICLE 3
GOVERNANCE

3.1              Formation of the JSC. As soon as practicable, but no later than twenty (20) days after the Effective Date, the Parties shall form a joint steering committee (“JSC”) whose responsibilities during the Term shall be to oversee the activities set forth in Section 3.4. The JSC shall consist of three (3) representatives from each Party, each with the requisite seniority to enable such person to make decisions on behalf of the Parties with respect to issues falling within the jurisdiction of the JSC (which representatives, in the case of Sandoz, shall (i) be employees of Sandoz and (ii) not provide any information received through the JSC, that sets forth the identity of or contact information for Sales Representatives, to Affiliates of Sandoz). From time to time, each Party may change any of its representatives on the JSC by giving written notice to the other Party. The meetings will be chaired by a representative from Sandoz. The JSC shall determine a meeting schedule; provided, that, in any event, meetings shall be conducted no less frequently than quarterly by teleconference or in person, or as otherwise agreed by the Parties. During the Exclusivity Period, such meetings shall be conducted no less frequently than monthly.

3.2              Meetings and Minutes. Meetings of the JSC may be called by either Party on no less than thirty (30) days’ notice during the Term and on no less than ten (10) days’ written notice during the Exclusivity Period. Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least ten (10) days in advance to the applicable meeting; provided that under exigent circumstances requiring input by the JSC, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for that particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting, such consent not to be unreasonably withheld. The chairperson shall prepare and circulate for review and approval of the Parties minutes of each meeting within thirty (30) days after the meeting.

3.3              Procedural Rules. The JSC shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of the JSC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. The JSC shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one (1) representative appointed by each Party. Employees or consultants of either Party that are not representatives of the Parties on the JSC may attend meetings of the JSC; provided, that such attendees (i) shall not vote or otherwise participate in the decision-making process of the JSC, and (ii) are bound by obligations of confidentiality and non-disclosure equivalent to those set forth in ARTICLE 9.

3.4              Specific Responsibilities of the JSC. The purposes of the JSC shall be to, subject to Section 3.5:

3.4.1        review and approve annual or more frequent updates or amendments to the RareGen Activity Plan and Budget for the Territory as contemplated by Section 4.2.2(b);

3.4.2        discuss planning and implementation of all RareGen Activities under the RareGen Activity Plan and Budget, including training and Detail Numbers and alignment within the Territory;

3.4.3        discuss planning and implementation of pricing strategies with payers under the RareGen Activity Plan and Budget;

3.4.4        discuss overall commercialization strategy and implementation thereof;

3.4.5        discuss the forecasting (including the establishment and maintenance of a safety stock), procurement and manufacture of the Product and constituent parts thereof, including Product Diluent, and cost saving strategies;

3.4.6        discuss the performance of suppliers (including with respect to quality) under any supply agreements that relate to the Product and constituent parts thereof, including Product Diluent, and discuss the general and applicable terms of any such supply agreements or any proposed changes thereto;

3.4.7        discuss status and terms of agreements with customers, including pricing terms;

3.4.8        discuss items that are included in the calculation of Net Profits, Net Sales and COGS, including the items identified in Sections 1.53.1 through 1.53.9; and

3.4.9        perform such other responsibilities as may be mutually agreed upon by the Parties in writing from time to time; provided, however, that the JSC shall have no authority to amend any provisions of this Agreement.

3.5              JSC Dispute Resolution.

3.5.1        If the JSC does not reach consensus on an issue at a meeting or within a period of thirty (30) days thereafter, then the JSC shall submit in writing the respective positions of the Parties to the Senior Officers of the Parties. Such Senior Officers shall use good faith efforts to resolve promptly such matter, which good faith efforts shall include at least one (1) teleconference between such Senior Officers within ten (10) days after the JSC’s submission of such matter to them. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of any such issue within thirty (30) days after such issue was first referred to them, then:

(a)               except where specifically allocated in clauses (b) or (c) of this Section 3.5.1, disputes arising between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith, and that are within the provisions of this ARTICLE 3, shall require mutual, unanimous agreement of the Parties’ representatives to the JSC. If the Parties are unable to mutually agree on any such matter, then neither Party shall have the right to resolve the matter over the objection of the other Party, the matter shall remain unresolved unless and until agreed upon by the JSC, and the decision most recently approved by the JSC with respect to such dispute shall remain in force and effect without such amendment or change.

(b)               except where specifically allocated in clause (c) of this Section 3.5.1, if such dispute relates to the RareGen Activity Plan and Budget or the approval of any proposed updates or amendments to the RareGen Activity Plan and Budget, then such dispute shall be finally and definitively resolved by the Senior Officer of RareGen; provided that, in all cases, the RareGen Activities are subject to any consent of Sandoz required pursuant to Section 4.4.

(c)               if such dispute is related to (i) manufacturing, any forecast that deviates from the requirements of Section 2.7, development, supply or regulatory activities directed to the Product or the Parties’ activities hereunder, or (ii) contracting with Managed Care Entities or other customers in the Territory (except with respect to matters specifically relating to pricing decisions relating to such customers in the Territory) or fulfillment of sales of the Product, then in any such case such dispute shall be finally and definitively resolved by the Senior Officer of Sandoz.

3.5.2        Disputes arising between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith, and that are outside the provisions of this ARTICLE 3, shall be resolved pursuant to Section 13.7.

ARTICLE 4
RAREGEN ACTIVITIES FOR PRODUCT

4.1              RareGen Activities. RareGen will use Commercially Reasonable Efforts to conduct the RareGen Activities for the Product in the Field in the Territory in accordance with the RareGen Activity Plan and Budget. Without limiting the generality of the foregoing, RareGen will (i) use Commercially Reasonable Efforts to establish and maintain its Field Force Personnel at levels sufficient to effectively conduct the RareGen Activities for the Product in the Field in the Territory and to maximize the long-term and short-term profitability with respect to Product sold in the Territory, and (ii) educate and support Target Professionals with respect to the benefits of the use of the Product in the Field. During the last Calendar Year of the Initial Term or any applicable renewal period, RareGen shall not reduce its then current level of performance of its conduct of the RareGen Activities unless the RareGen Activity Plan and Budget has been so amended and updated.

4.2              Detailing.

4.2.1        General. Commencing promptly after the Effective Date, and upon completion of RareGen’s training and certification of the Sales Representatives on the Product as set forth in Section 4.6.1, RareGen shall deploy its Sales Representatives to Detail the Product in the Territory for use in the Field in accordance with the RareGen Activity Plan and Budget and the terms of this Agreement, as well as the Product Labeling and the training given to such Sales Representatives by RareGen. Upon receipt of approval of the Product Labeling as well as Product Training Materials from Sandoz hereunder, RareGen shall promptly train and certify its Field Force Personnel in accordance with this Agreement. Sales Representatives shall not engage in any direct discussions or interactions with specialty pharmacies that would violate either (i) Applicable Laws or (ii) any guidelines that may be adopted by the JSC from time to time.

4.2.2        Target Professionals and Detail Requirements.

(a)               The strategy for RareGen Activities of the Product in the Territory will be set forth in an annual detailing and targeting plan and budget (the “RareGen Activity Plan and Budget”), which will be used as the basis for the RareGen Activities to be undertaken under this Agreement. RareGen shall develop, at its cost and expense, and propose for JSC approval, the RareGen Activity Plan and Budget, which plan shall include an estimate of the Detail Numbers for the Product within the Territory, an estimated minimum number of Details, key performance indicators, the structure of Sales Representative compensation, an associated budget, the initial pricing of the Product and pricing strategy, and other information the JSC reasonably believes necessary for the successful conduct of RareGen Activities for the Product in the Territory. Notwithstanding the foregoing, during the Exclusivity Period, the RareGen Activity Plan and Budget shall be a monthly plan and budget. The initial RareGen Activity Plan and Budget is attached hereto as Exhibit 4.2.2. Subject to compliance with the other terms of this Agreement, RareGen shall reasonably allocate the Details among potential Target Professionals taking into consideration geographic territory, frequency of calls, prescribing levels and other reasonable considerations; provided, however, that RareGen shall take into consideration those Target Professionals responsible for treating the greatest number of potential patients for the Product in the Field, and RareGen shall employ its expertise, best professional judgment and, where applicable, its working relationships with the Target Professionals, to ensure that the Sales Representatives Detail the Product in the Field in the Territory to Target Professionals.

(b)               RareGen shall, at its cost and expense, prepare and propose on an annual basis (no later than June 30 of the preceding Calendar Year), and provide to the JSC for approval, an updated RareGen Activity Plan and Budget covering the following Calendar Year. The JSC will approve the updated RareGen Activity Plan and Budget by August 31 of the preceding Calendar Year. Notwithstanding the foregoing, during the Exclusivity Period, RareGen shall, at its cost and expense, prepare and propose on a monthly basis (no later than five (5) days prior to the end of the preceding month), and provide to the JSC for approval, an updated RareGen Activity Plan and Budget covering the following month.

4.2.3        Reports.

(a)               Within fifteen (15) days following the end of (i) each month during the Exclusivity Period, (ii) each Calendar Quarter during the Term, and (iii) each Calendar Year during the Term, RareGen shall provide Sandoz with a written report (each a “Detail Report”) summarizing RareGen’s activities pursuant to this Agreement for such month (or Calendar Quarter or Calendar Year, as applicable). Each Detail Report will include information regarding the Details for the Product made by its Sales Representatives in the Territory during such month (or Calendar Quarter or Calendar Year, as applicable). Such report will include the Detail Numbers for the Product by territory within the Territory.

(b)               Within fifteen (15) days following the end of (i) each month during the Exclusivity Period, (ii) each Calendar Quarter during the Term, and (iii) each Calendar Year during the Term, Sandoz shall provide RareGen with a written report (each a “Sales and Inventory Report”) providing information regarding Product inventory by SKU (at warehouse) and Product sales by customer.

(c)               Sandoz shall provide RareGen with such sales, inventory and prescription information with respect to the Product as and when such information may be provided or made available to Sandoz by any specialty pharmacy to the extent that such information can be provided by Sandoz to RareGen without breach of any obligation to such specialty pharmacy. Sandoz shall use commercially reasonable efforts to secure from any such specialty pharmacy the right to share with RareGen all information that is made available by such specialty pharmacy to Sandoz.

4.3              Patient HUB. Following the Effective Date, if a HUB is provided directly or indirectly by any specialty pharmacy, distributor, wholesaler, group purchasing organization through whom the Product is distributed or any Affiliate thereof, then the costs and expenses incurred in connection with such activities will deducted from Net Profits to the extent not already deducted from Net Sales. If a HUB is not provided directly or indirectly by any specialty pharmacy, distributor, wholesaler, group purchasing organization through whom the Product is distributed or any Affiliate thereof and if the Parties mutually agree that such a HUB should be established, the Parties shall either (i) establish and maintain a HUB, and perform related services with respect thereto, or (ii) engage a Third Party to perform HUB related services, in either case, to effectively conduct the RareGen Activities for the Product in the Field in the Territory. If a HUB is established in accordance with the preceding sentence, all costs and expenses incurred in connection with such activities will be excluded from the calculation of Net Profits, and the Parties shall each bear fifty percent (50%) of all such costs and expenses.

4.4              Prohibition on Other RareGen Activities; Final Decision Making Authority. Notwithstanding anything to the contrary in this Agreement, without the prior written consent of Sandoz (in its sole discretion), RareGen shall not conduct any RareGen Activities (other than Detailing) with respect to the Product unless expressly agreed to by Sandoz in writing, and Sandoz shall have final decision-making authority (in its sole discretion) with respect to all RareGen Activities related to the Product. Without limiting the generality of the foregoing, Sandoz shall have the right (in its reasonable discretion and upon written notice to RareGen) to cause RareGen to cease any particular RareGen Activity (and/or the manner of conducting a particular RareGen Activity) with respect to the Product, and thereafter RareGen shall promptly cease such particular RareGen Activity (and/or the manner of conducting a particular RareGen Activity), as applicable, with respect to the Product.

4.5              Compliance with Applicable Law; Requirements.

4.5.1        In conducting the RareGen Activities hereunder, RareGen shall, and shall require all Field Force Personnel to, comply in all respects with Applicable Laws.

4.5.2        Neither RareGen nor Sandoz shall offer, pay, solicit or receive any remuneration to or from Target Professionals, in order to induce referrals of or purchase of the Product. RareGen, all Field Force Personnel and Sandoz shall comply with the Code, and be trained in connection with compliance with Sec. 1128B(b) of the Social Security Act and the American Medical Association Ethical Guidelines for Gifts to Physicians from Industry, prior to commencing any RareGen Activities.

4.5.3        In performing the activities contemplated by this Agreement, neither RareGen nor Sandoz shall make any payment, either directly or indirectly, of money or other assets (hereinafter collectively referred to as a “Payment”), to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (hereinafter collectively referred as “Officials”) where such Payment would constitute violation of any Applicable Law. In addition, neither Party shall make any Payment either directly or indirectly to Officials if such Payment is for the purpose of unlawfully influencing decisions or actions with respect to the subject matter of this Agreement.

4.5.4        RareGen agrees that it shall train any employee or agent of RareGen who is involved in performing the activities contemplated by this Agreement on anti-corruption and anti-bribery at its own expense. Such training shall include the provisions of the applicable anticorruption and anti-bribery laws and the standards set out in the Novartis Global Anti-Bribery Policy, found at http://www.novartis.com/corporate-responsibility/resources/index.shtml.

4.5.5        No employee of RareGen or its Affiliates shall have authority to give any direction, either written or oral, relating to the making of any commitment by such Party or its agents to any Third Party in violation of terms of this or any other provision of this Agreement.

4.5.6        Neither RareGen nor Sandoz shall undertake any activity under or in connection with this Agreement which violates any Applicable Law.

4.5.7        RareGen’s and Sandoz’s material failure to abide by the provisions of this Section 4.5 shall be deemed a material breach of this Agreement and subject to the terms of Section 12.2 hereof.

4.6              Field Force Personnel Training; Product Materials.

4.6.1        Training and Training Materials.

(a)               RareGen shall, at its cost and expense, prepare training materials with respect to the Product (the “Product Training Materials”), and will train (or re-train, as may be reasonably appropriate, as applicable) the Field Force Personnel with respect to the Product in accordance with customary practice in the pharmaceutical industry and otherwise in compliance with this Agreement. RareGen shall provide all Product Training Materials to Sandoz for its prior written approval, not to be unreasonably withheld. The Product Training Materials shall be provided by RareGen to Sandoz in advance of their proposed use by RareGen to allow for Sandoz to review the content of such Product Training Materials, including with regard to the proper use of Sandoz Trademarks and Copyrights, and provide feedback to RareGen in advance of RareGen’s use of such Product Training Materials. In the event of any disagreement between the Parties regarding any feedback received from Sandoz with respect to such Product Training Materials, RareGen shall not use such Product Training Materials and shall instead be limited to using other previously or subsequently accepted Product Training Materials (unless Sandoz elects to update a previously accepted Product Training Material, in which case such previously approved Product Training Material may not be used), if any, for purposes of training Field Force Personnel hereunder. RareGen covenants that it shall use only Product Training Materials approved by Sandoz hereunder in the performance of such training activities under this Agreement, and the content of such Product Training Materials shall not be modified or changed by RareGen at any time without the prior written approval of Sandoz. RareGen may update “Overcoming Objections” with the Sales Representatives without prior approval of Sandoz and all content must comply with Applicable Laws. Such Product Training Materials may include, among other things, as determined by RareGen (and subject to Sandoz’s approval not to be unreasonably withheld), training materials for Sales Representatives for Detailing the Product. RareGen will be responsible for its development, production (including printing) and delivery costs of such Product Training Materials for the Field Force Personnel. RareGen will schedule the delivery of Product Training Materials to allow sufficient internal and field force review time to accommodate regularly scheduled training meetings. Training of the Field Force Personnel shall be RareGen’s sole responsibility (and at its sole cost and expense).

(b)               In addition to the foregoing, RareGen shall prepare (and provide to Sandoz for its prior written approval pursuant to Section 4.6.1(a)) Product Training Materials with respect to training RareGen’s speakers for promotional speaker programs for the conduct of the RareGen Activities for the Product in the Field in the Territory and will train (or re-train, as may be reasonably appropriate) such speakers with respect to the Product. Prior to conducting any such program, RareGen shall require such speakers to complete specific training with respect to speaking on the Product. RareGen will be responsible for its development, production (including printing) and delivery costs of such Product Training Materials for such training. RareGen will schedule the delivery of training materials to allow sufficient internal and speaker review time to accommodate regularly scheduled speaker training meetings. Such training shall be RareGen’s sole responsibility (and at its sole cost and expense).

(c)               From time to time throughout the Term, RareGen may update the Product Training Materials, in which case the provisions of this Section 4.6.1 shall again apply with respect to training the relevant Field Force Personnel with respect to the updated Product Training Materials in accordance with this Section 4.6.1.

(d)               Field Force Personnel shall conduct the RareGen Activities for the Product only after having undergone such training and certification (such certification applicable to Sales Representatives), and, without limiting the foregoing, no Sales Representative shall Detail the Product without having undergone specific Detail training with respect to the Product. RareGen acknowledges and agrees that, in order for an individual member of the Field Force Personnel to be deemed to have successfully completed the training, such individual must demonstrate thorough knowledge of the medical and technical aspects of the Product and the use of the Product in the Field, as well as applicable commercial practices policies (including Applicable Laws). Subject to the foregoing, RareGen shall have the responsibility for on-going training of its Field Force Personnel in accordance with customary practice in the pharmaceutical industry. At the request of Sandoz, RareGen shall furnish to Sandoz the certifications.

4.6.2        RareGen Activity Materials. RareGen shall be responsible for developing the promotional message that is to be provided under the RareGen Activities for the Product as well as other marketing and educational materials that relate to the delivery of the RareGen Activities (collectively, the “RareGen Activity Materials”) that (a) are reasonably necessary to support the RareGen Activities for the Product by RareGen and (b) are to be used by Field Force Personnel in performing the RareGen Activities for the Product in accordance with this Agreement. All such RareGen Activity Materials shall be prepared by RareGen, at its sole cost and expense, and shall comply with Applicable Laws and the Product Labeling, and shall be subject to Sandoz’s prior written approval, not to be unreasonably withheld. The RareGen Activity Materials shall be provided by RareGen to Sandoz in advance of their proposed use by Field Force Personnel to allow for Sandoz to review the content of such RareGen Activity Materials, including with regard to the proper use of Sandoz Trademarks and Copyrights, and provide feedback to RareGen in advance of RareGen’s reproduction and shipment of such RareGen Activity Materials for such use. In the event of any disagreement between the Parties regarding any feedback received from Sandoz with respect to such RareGen Activity Materials, RareGen shall not use such RareGen Activity Materials and shall instead be limited to using other previously or subsequently accepted RareGen Activity Materials (unless Sandoz elects to update a previously accepted RareGen Activity Material, in which case such previously approved RareGen Activity Material may not be used), if any, and/or the Product Labeling for purposes of conducting the RareGen Activities for the Product hereunder. RareGen covenants that it shall use only RareGen Activity Materials approved by Sandoz hereunder in the performance of its RareGen Activities with respect to the Product under this Agreement, and such RareGen Activity Materials shall not be modified, changed or by RareGen or any Field Force Personnel at any time without the prior written approval of Sandoz.

4.6.3        Patient Starter Kits.

(a)               RareGen shall be provided by Sandoz, and Sandoz (or its designee) shall direct ship to designated specialty pharmacies (for distribution to physicians and other health care providers as agreed upon by the JSC and consistent with the RareGen Activity Plan and Budget), the quantity of Patient Starter Kits that the JSC determines is required for RareGen to adequately engage in the patient onboarding activities hereunder consistent with the RareGen Activity Plan and Budget. In order to assist Sandoz in the planning of Patient Starter Kits production runs, RareGen will, promptly following the Effective Date, provide Sandoz with a twelve (12) month rolling forecast for Patient Starter Kit requirements; provided however, the such forecast shall not be deemed a supply or delivery obligation of Sandoz, except as expressly approved by the JSC. Such forecast shall be updated each month and delivered together with the Forecast. The quantity of Patient Starter Kits supplied by Sandoz pursuant to this Section 4.6.3(a) shall be included in the total quantity of Product supplied by Sandoz pursuant to Section 2.7, and, for clarity, Sandoz shall not be required and is under no obligation to supply the Product (including any quantity of Patient Starter Kits) in any one Calendar Year in excess of the Annual Maximum Quantity.

(b)               RareGen shall comply with Sandoz’s standard operating procedures regarding Patient Starter Kits, as provided in writing by Sandoz and as reasonably adjusted in good faith by Sandoz from time to time, as communicated by Sandoz to RareGen in writing. Sandoz shall provide copies of all such policies in effect as of the Effective Date to RareGen, and any reasonable good faith modifications thereto shall be delivered to RareGen promptly. Annually, the principal executive officer or chief compliance officer of RareGen shall submit to Sandoz a certificate of compliance with Sandoz’s standard operating procedure regarding Patient Starter Kits. Sandoz may, at its own expense and upon reasonable written notice to RareGen, review RareGen’s Patient Starter Kits accountability program. Sandoz may choose to utilize the services of an outside vendor to perform this review. RareGen will be responsible for validating the licensing status/Patient Starter Kit eligibility of Target Professionals selected to receive Patient Starter Kits and will be responsible for maintaining an up to date status file thereafter. Sandoz shall be entitled to periodically conduct an audit of RareGen’s license/Patient Starter Kit eligibility status file to ensure that RareGen is properly validating such Target Professionals. RareGen will maintain records of all Patient Starter Kit shipments and quantities sent to and received by such Target Professionals.

4.6.4        Ownership of Product Materials. As between the Parties, Sandoz (or its Affiliate) shall own all right, title and interest in and to any Product Materials (and all content contained therein) and any Product Labeling (and all content contained therein), including applicable copyrights and trademarks, and to the extent RareGen (or any of its Affiliate’s) obtains or otherwise has a claim to any of the foregoing, RareGen hereby assigns all of its (and its Affiliate’s) right, title and interest in and to such Product Materials (and content) and Product Labeling (and content) to Sandoz and RareGen agrees to execute all documents and take all actions as are reasonably requested by Sandoz to vest title to such Product Materials (and content) and Product Labeling (and content) in Sandoz (or its designated Affiliate).

4.7              Provisions Related to Field Force Personnel.

4.7.1        Activities of Field Force Personnel. RareGen hereby agrees and acknowledges that the following shall apply with respect to itself and the Field Force Personnel:

(a)               During the period beginning on the Effective Date and ending on the later to occur of (i) the expiration of the Exclusivity Period and (ii) the last day of the twelfth (12th) full month following the Effective Date, RareGen shall ensure that the Field Force Personnel do not conduct sales calls or other product presentations regarding products other than the Product; and thereafter during the Term and until the first date on which there are three (3) or more generic versions of Remodulin® approved by the FDA for sale in the Territory and commercially available in the Territory (other than the Product), RareGen shall ensure that, with respect to any sales call or other product presentation conducted by the Field Force Personnel, the Product constitutes the dominant product presented during such sales call or other product presentation (which may mean a sales call in which presentation of the Product occurs first during such sales call or where the majority of time and focus is spent during such sales call on the Product).

(b)               RareGen shall instruct and cause the Field Force Personnel to use only the Product Labeling and RareGen Activity Materials provided by RareGen and approved by Sandoz for the conduct of the RareGen Activities for the Product and consistent with Applicable Laws. RareGen shall instruct the Field Force Personnel to, and will monitor the Field Force Personnel to ensure that such Field Force Personnel, limit its claims of efficacy and safety for the Product (whether made orally, in writing or through any other mechanisms) to those claims which are consistent with and do not exceed the Product Labeling and any RareGen Activity Materials. RareGen will hire and monitor its Field Force Personnel in accordance with its customary business practices, including for compliance with the provisions of this Agreement.

(c)               RareGen shall instruct the Field Force Personnel to conduct the RareGen Activities for the Product, and will monitor the Field Force Personnel so that such personnel conduct the RareGen Activities for the Product, in adherence in all respects with Applicable Laws, and in a fair and balanced manner.

(d)               RareGen shall comply with all Applicable Laws in the hiring, employment, and discharge of all Field Force Personnel. RareGen represents that it is an Equal Opportunity Employer and does not discriminate against any person because of race, color, creed, age, sex, sexual preference, marital status, or national origin.

(e)               RareGen acknowledges and agrees that Sandoz does not and will not maintain or procure any worker’s compensation, healthcare, or other insurance for or on behalf of the Field Force Personnel, all of which shall be RareGen’s sole responsibility and in RareGen’s sole discretion.

(f)                RareGen acknowledges and agrees that all Field Force Personnel are employees or permitted subcontractors of RareGen and are not, and are not intended to be or be treated as, employees of Sandoz or any of its Affiliates, and that such individuals are not, and are not intended to be, eligible to participate in any benefits programs or in any “employee benefit plans” (as such term is defined in section 3(3) of ERISA) that are sponsored by Sandoz or any of its Affiliates or that are offered from time to time by Sandoz or its Affiliates to their own employees. All matters of compensation, benefits and other terms of employment for any such Field Force Personnel shall be solely a matter between RareGen and such individual. Sandoz shall not be responsible to RareGen, or to the Field Force Personnel, for any compensation, expense reimbursements or benefits (including vacation and holiday remuneration, healthcare coverage or insurance, life insurance, severance or termination of employment benefits, pension or profit-sharing benefits and disability benefits), payroll-related taxes or withholdings, or any governmental charges or benefits (including unemployment and disability insurance contributions or benefits and workmen’s compensation contributions or benefits) that may be imposed upon or be related to the performance by RareGen or such individuals of this Agreement, all of which shall be the sole responsibility of RareGen, even if it is subsequently determined by any Governmental Authority that any such individual may be an employee or a common law employee of Sandoz or any of its Affiliates or is otherwise entitled to such payments and benefits.

(g)               Except where a particular act or omission is expressly required by Sandoz, RareGen shall be solely responsible for its acts and omissions and for those acts or omissions of the Field Force Personnel while performing any of the activities under this Agreement. Except where a particular action or policy is expressly required by Sandoz, RareGen shall be solely responsible and liable for all probationary and termination actions taken by it, as well as for the formulation, content and dissemination (including content) of all employment policies and rules (including written probationary and termination policies) applicable to its employees and permitted contractors.

4.7.2        Termination of Employment; Cessation of RareGen Activities. If any Field Force Personnel leaves the employ of RareGen (or any of its Affiliates), or otherwise ceases to conduct the RareGen Activities for the Product, RareGen shall, to the extent consistent with, and in a manner similar to, its practices with respect to departures of the sales representatives, market specialists, medical science liaisons or other field force personnel, as applicable, promoting, marketing or detailing other products for RareGen, account for, and shall cause such departing Field Force Personnel to return to RareGen and delete from his/her computer files (to the extent such materials or information have been provided in, or converted into, electronic form) all materials relating to the Product that have been provided to such individual, including the RareGen Activity Materials and account level information and training program materials, including all copies of the foregoing. RareGen shall use reasonable efforts to cause its Field Force Personnel to execute non-competition agreements, to the extent permitted by Applicable Laws, whereby they agree to not, directly or indirectly, with or without compensation, consult with any Person, or conduct sales calls or other product presentations, regarding Remodulin® or any therapeutic equivalent of Remodulin® for a period of [***] ([***]) months following termination of their employment with RareGen.

4.7.3        Discipline. If Sandoz has a reasonable basis for believing any member of the Field Force Personnel has violated any Applicable Laws, or failed to comply with this Agreement, then Sandoz shall notify RareGen of the alleged violation and RareGen shall promptly investigate the matter and, if the allegation turns out to be true, shall take the appropriate remedial action. Subject to the foregoing, RareGen shall be solely responsible for taking any disciplinary actions in connection with its Field Force Personnel.

4.8              Records. RareGen shall keep accurate and complete records, consistent with pharmaceutical industry standards, of each Detail and its obligations hereunder in connection therewith. Such records shall be kept for the longer of (i) three (3) years after the end of the Calendar Year to which they relate and (ii) such period of time as required by Applicable Laws.

4.9              Responsibility for RareGen Activity Costs and Expenses. RareGen shall be solely responsible for any and all costs and expenses incurred by RareGen or any of its Affiliates in connection with the conduct of the RareGen Activities for the Product hereunder, including all costs and expenses in connection with Sales Representatives, including salaries, travel expenses and other expenses, credentialing, licensing, providing benefits, deducting federal, state and local payroll taxes, and paying workers’ compensation premiums, unemployment insurance contributions and any other payments required by Applicable Laws to be made on behalf of employees.

4.10          Managed Care Activities. With respect to the Product in the Field in the Territory, RareGen shall, at its cost and expense, manage and carry out efforts related to obtaining reimbursement for the Product in the Territory and the negotiation of arrangements with Managed Care Entities, in compliance with Applicable Laws; provided that Sandoz shall have the right to participate in all such negotiations and discussions at its sole cost and expense; and further provided that any agreements with Managed Care Entities regarding the Product in the Field in the Territory shall require mutual agreement of the Parties and any and all legal expenses associated with the review and negotiation of such agreements incurred by either Party shall be at such Party’s sole cost and expense. If the Parties are unable to mutually agree upon any such matter relating to the terms and conditions of any such agreement, then such matter shall be finally and definitely resolved by Sandoz, except with respect to matters specifically relating to pricing decisions relating to Managed Care Entities which shall be resolved in accordance with Section 3.5 before action may be taken with respect thereto. Subject to the foregoing, Sandoz shall be responsible for contracting with Managed Care Entities in the Territory.

ARTICLE 5
REGULATORY, SAFETY AND SURVEILLANCE, COMMERCIAL MATTERS

5.1              Responsibility. As between the Parties, all regulatory matters in the Territory regarding the Product shall be the responsibility of Sandoz, including responsibility for all communications with the FDA related to the Product, and Sandoz shall, [***], have sole responsibility to seek and/or obtain any necessary approvals of any label, labeling, package inserts, monographs and packaging, and the RareGen Activity Materials used in connection with the Product in the Territory, and for determining whether the same requires approval. Sandoz agrees to use Commercially Reasonable Efforts to maintain Regulatory Approval for the Product during the Term.

5.2              Reporting.

5.2.1        As between the Parties, Sandoz shall be responsible for any reporting of matters regarding the manufacture, sale or promotion of the Product (including Adverse Events) to or with the FDA and other relevant regulatory authorities, in accordance with Applicable Laws.

5.2.2        Subject to the terms of this Agreement, following the Effective Date at the request of Sandoz, Sandoz and RareGen (under the guidance of their respective quality departments, or equivalent thereof) shall execute a separate quality agreement (“Quality Agreement”) setting forth mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication and exchange (as between the Parties) of complaints or alleged defects with respect to the Product (which complaints or alleged defects, in the absence of a Quality Agreement, shall be reported by RareGen through the telephonic queue number set forth in Sandoz’s primary contact information section of the Pharmacovigilance Agreement).

5.3              RareGen Involvement. RareGen shall not, without Sandoz’s prior written consent, unless so required by Applicable Law, correspond or communicate with the FDA or with any other Governmental Authority, concerning the Product, or otherwise take any action concerning any Regulatory Approval or other authorization under which the Product is marketed or sold. RareGen shall provide to Sandoz, promptly upon receipt, copies of any communication from the FDA, or other Governmental Authority related to the Product. Upon the request of Sandoz, RareGen shall provide reasonable assistance to Sandoz in connection with Sandoz’s regulatory requirements (including Adverse Event reporting) for the Product. Subject to Applicable Laws, RareGen shall notify Sandoz immediately upon receipt of any notice of inspection or investigation by any Governmental Authority related to any aspect of the RareGen Activities. Sandoz shall have the right to have a representative present at any such portion of the inspection involving any RareGen Activities. Following inspections and during any investigations by applicable Governmental Authorities, RareGen shall do such actions or cause such actions to be done that are necessary, advisable or appropriate so that RareGen remains in good standing with any such Governmental Authorities. Subject to Applicable Laws, RareGen shall (i) keep Sandoz fully informed of the progress and status of any such inspection or investigation, (ii) prior to undertaking any action pursuant to this Section 5.3, notify Sandoz of the inspection or investigation, and disclose to Sandoz, in writing, the Governmental Authorities’ assertions, findings and related results of such inspection or investigation (the “Findings”) pertaining to the RareGen Activities, and (iii) provide full disclosure to Sandoz with respect to any action undertaken or proposed to be undertaken pursuant to this Section 5.3 prior to acting as it pertains to the RareGen Activities. In addition, if the Findings or the Governmental Authority requests or suggests that RareGen should change any aspect of the RareGen Activities, the Parties will work together to make any such modification, subject to Section 2.2.3; provided, however, that notwithstanding anything to the contrary herein, RareGen will not be required to engage in any RareGen Activities that to the extent any Finding or Government Authority has requested or suggested that RareGen may not engage in such activity.

5.4              Pharmacovigilance. Subject to the terms of this Agreement, as soon as practicable following the Effective Date (but in no event later than sixty (60) days from the Effective Date), Sandoz and RareGen (under the guidance of their respective pharmacovigilance departments, or equivalent thereof) shall identify and finalize the responsibilities the Parties shall employ to protect patients and promote their well-being in a separate safety data exchange agreement (“Pharmacovigilance Agreement”). These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication and exchange (as between the Parties) of safety information such as Adverse Events, pregnancy exposure, lack of efficacy, misuse/abuse, and any other information concerning the safety of the Product. Such guidelines and procedures will be in accordance with, and enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to Governmental Authorities. Furthermore, such agreed procedures shall be consistent with relevant FDA and International Council for Harmonization (ICH) guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements, in which case local reporting requirements shall prevail. The Pharmacovigilance Agreement shall provide that: (i) Sandoz shall be responsible for all pharmacovigilance activities regarding the Product, including signal detection, medical surveillance, risk management, global medical literature review and monitoring, Adverse Event reporting and responses to regulatory authority requests or enquiries, and shall provide information related thereto to RareGen, and (ii) in the event RareGen receives safety information regarding the Product, or information regarding any safety-related regulatory request or inquiry, RareGen shall notify Sandoz as soon as practicable, but, in any event, within the timelines set forth in the Pharmacovigilance Agreement.

5.5              Unsolicited Requests for Medical Information. RareGen shall direct to Sandoz any unsolicited requests for off-label medical information from health care professionals with respect to the Product promptly following receipt by RareGen (but in no event later than two (2) business days after receipt). Sandoz shall, within two (2) business days following receipt of any such request from RareGen, either elect to address any such requests directly or provide approved responses relating to the Product to RareGen for use in addressing these information requests, which responses must be used by RareGen in responding to such requests, subject to approval of such responses by RareGen. RareGen will not alter these responses without the prior written approval of Sandoz (in its sole discretion).

5.6              Recalls and Market Withdrawals. As between the Parties, Sandoz shall have the sole right to determine whether to implement a recall, field alert, withdrawal or other corrective action related to the Product. Subject to this Section 5.6, Sandoz shall bear the cost and expense of any recall, field alert, withdrawal or other corrective action except to the extent such recall, field alert, withdrawal or other corrective action arises out of RareGen’s breach under this Agreement. RareGen shall have no right to determine or implement any of the foregoing with respect to the Product. In the event that RareGen incurs any reasonably and properly incurred cost related to any recall, field alert, withdrawal or other corrective action related to the Product (except to the extent such recall, field alert, withdrawal or corrective action arises out of RareGen’s breach under this Agreement), then Sandoz shall reimburse RareGen for all such costs.

5.7              Reporting Responsibilities. Notwithstanding the foregoing provisions of this ARTICLE 5, each Party shall be responsible for its own reporting requirements in the Territory arising from conducting Details pursuant to Applicable Law. RareGen shall provide to Sandoz, in a format reasonably acceptable to Sandoz, the data and other information called for on the spreadsheet previously provided to RareGen in an email sent on July 26, 2018 at 9:22am with subject line “Sunshine Act Reporting”, on a timely basis (i.e., in the case of manual reporting of such data and other information, within fifteen (15) days following the end of each Calendar Quarter, and, in the case of automated reporting of such data and other information, on a periodic basis during each Calendar Quarter as reasonably requested by Sandoz) for Sandoz’s reporting under the Physician Payments Sunshine Act and other Applicable Laws. In connection therewith, RareGen will (i) cooperate with Sandoz to receive training from Sandoz on manual or automated reporting of such data and other information and the use of such spreadsheet, as applicable, and (ii) assist Sandoz in the proper identification of any Person included in the reporting of such data and other information.

5.8              Booking of Sales Revenues. As between the Parties, the following shall apply: Sandoz shall retain ownership of the rights to the Product and record on its books all revenues from sales of the Product. Sandoz shall be exclusively responsible for accepting and filling purchase orders, billing, and returns with respect to the Product. If RareGen receives an order for the Product, it shall promptly transmit such order to Sandoz (or its designee) for acceptance or rejection. Sandoz shall have sole responsibility for shipping, distribution and warehousing of Product, and for the invoicing and billing of purchasers of the Product and for the collection of receivables resulting from the sales of the Product in the Territory.

5.9              Returns. RareGen is not authorized to accept any Product returns. RareGen shall advise any customer who attempts to return any Product to RareGen (or its Affiliates) that such Product must be shipped by the customer to the facility designated by Sandoz from time to time in writing (and in accordance with other written instructions provided by Sandoz). Sandoz shall provide RareGen with written instructions as to how RareGen should handle any Product that is physically returned to RareGen. RareGen shall take no other actions with respect to such return without the prior written consent of Sandoz.

ARTICLE 6
FINANCIAL PROVISIONS

6.1              Initial Milestone Payment. On the Effective Date, RareGen shall pay to Sandoz a non-refundable, non-creditable milestone payment of ten million Dollars ($10,000,000) in partial consideration for the right to conduct RareGen Activities for the Product and receive a portion of Net Profits granted under this Agreement.

6.2              Quality Release Milestone Payment. RareGen shall pay Sandoz a non-refundable, non-creditable milestone payment of ten million Dollars ($10,000,000) upon the successful quality release by Sandoz of nine thousand (9,000) units of Product (such units of Product, the “Quality Release Milestone Units”) in partial consideration for the right to conduct RareGen Activities for the Product and receive a portion of Net Profits under this Agreement (such event, the “Quality Release Milestone”). Sandoz shall provide to RareGen notice of its achievement of the Quality Release Milestone together with the Certificates of Analysis with respect to the Quality Release Milestone Units (the delivery of which shall constitute sufficient evidence of Sandoz’s achievement of the Quality Release Milestone), and RareGen shall pay such amount within fifteen (15) days after receipt thereof.

6.3              Profit Sharing. The terms and conditions of this Section 6.3 shall govern each Party’s rights and obligations with respect to Net Profits during the Term: (i) for that portion of aggregate Net Profits in the Territory during the Term less than or equal to [***] Dollars ($[***]), Sandoz shall receive [***] percent ([***]%) of all such Net Profits, and RareGen shall receive [***] percent ([***]%) of all such Net Profits; (ii) for that portion of aggregate Net Profits in the Territory during the Term greater than [***] Dollars ($[***]) but less than or equal to five hundred million Dollars ($500,000,000), Sandoz shall receive [***] percent ([***]%) of all such Net Profits, and RareGen shall receive [***] percent ([***]%) of all such Net Profits; and (iii) for that portion of aggregate Net Profits in the Territory during the Term greater than five hundred million Dollars ($500,000,000), Sandoz shall receive twenty-five percent (25%) of all such Net Profits, and RareGen shall receive seventy-five percent (75%) of all such Net Profits. For clarity, the tiers set forth in this Section 6.3 shall be with respect to the aggregate of all Net Profits in the Territory during the Term.

6.4              Acceleration Payment. Subject to Section 13.2 and RareGen not being in material breach of its obligations under this Agreement (where such breach is not cured (if able to be cured) within [***] ([***]) days following RareGen’s receipt of written notice of such breach), in the event of an FTS Event, Sandoz will pay RareGen the applicable Acceleration Payment within [***] ([***]) days after the end of such Calendar Quarter. Any Acceleration Payment shall be included in RareGen’s aggregate share of Net Profits received under this Agreement. Following December 31, 2019, Sandoz shall have the right to credit against any payments owed to RareGen under Section 6.3 the aggregate amount of all Acceleration Payments paid to RareGen under this Agreement.

6.5              Accounting Standards. All costs and expenses and other financial determinations with respect to this Agreement shall be determined in accordance with IFRS, on a consistent basis.

6.6              Reports; Payments; Cumulative Calculation.

6.6.1        Quarterly Reports and Payments. Within [***] ([***]) days after the end of each Calendar Quarter during the Term, Sandoz shall provide to RareGen a written report setting forth in reasonable detail the calculation of Net Profit, Net Sales, and gross-to-net sales in the Territory for such Calendar Quarter, and amounts owed by Sandoz to RareGen, as necessary to accomplish the sharing of Net Profit in the Territory in accordance with Section 6.3 for the applicable Calendar Quarter, and such payment shall be made together with such report.

6.6.2        Reconciliation. At the end of each Calendar Year, a final reconciliation shall be conducted by comparing the share of Net Profit to which a Party is otherwise entitled for such Calendar Year pursuant to Section 6.3 against the sum of all amounts previously paid or retained by such Party for prior Calendar Quarters during such Calendar Year, and the Parties shall make reconciling payments to one another no later than [***] ([***]) days after the end of such Calendar Year, if and as necessary to ensure that each Party receives for such Calendar Year its share of Net Profits in accordance with Section 6.3.

6.7              Taxes.

6.7.1        Cooperation and Coordination. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible and in compliance with Applicable Laws, taxes payable with respect to their activities under this Agreement and that they shall use reasonable efforts to cooperate and coordinate with each other to achieve such objective.

6.7.2        Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

6.7.3        Payment of Tax. To the extent Sandoz is required to deduct and withhold taxes from any payment to RareGen, Sandoz shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to RareGen an official tax receipt or other evidence of timely payment sufficient to enable RareGen to claim the payment of such taxes as a deduction or tax credit. RareGen shall provide Sandoz any tax forms that may be reasonably necessary in order for Sandoz to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty and Sandoz shall apply the reduced rate of withholding, or dispense with withholding, as the case may be. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, value added taxes, and similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

ARTICLE 7
AUDIT RIGHTS

7.1              RareGen. RareGen shall have the right, upon reasonable written notice during the Term, through an independent, internationally recognized, certified public accounting firm selected by RareGen and reasonably acceptable to Sandoz and upon execution of a confidentiality agreement reasonably satisfactory to Sandoz in form and substance, to inspect and audit the records and books of account maintained by Sandoz, or any Affiliate, as applicable, with respect to Net Sales (including all gross-to-net deductions), Net Profits, Product write-offs, and COGS of the Product in order to confirm the accuracy and completeness of such records and books of account and all payments hereunder during regular business hours; provided, however, that (i) such examination shall not take place more often than once per every twelve (12) months, (ii) such examination shall not cover a period of time that has previously been audited, and (iii) such accountant shall report to RareGen only as to the accuracy and completeness of the reports or payments provided or made by Sandoz under this Agreement. Sandoz shall reasonably cooperate in any such inspection or audit conducted by an accounting firm on behalf of RareGen. Any adjustments required as a result of overpayments or underpayments identified through the exercise of audit rights shall be made by subtracting or adding, as appropriate, amounts from or to the next payment or, if no further payments are due, by payment to the Party owed such adjustment within thirty (30) days after identification of such adjustment. In the event of any adjustments required as a result of underpayments to RareGen identified through the exercise of audit rights, the full amount of the underpayment shall be payable by Sandoz to RareGen plus interest which shall accrue and be calculated on a daily basis at [***] percent ([***]%) per annum above the thirty (30) day US dollar LIBOR rate for the date that payment was due, as reported by The Wall Street Journal (New York edition). Such interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days such payment is delinquent. RareGen shall bear the full out-of-pocket costs and expenses incurred in connection with any inspection or audit; provided, however, that (i) Sandoz shall not be entitled to any payment from RareGen with respect to the use of internal resources of Sandoz and its Affiliates (including the cost and overhead associated with the use of their employees) with respect to any such inspection or audit, (ii) Sandoz agrees that it shall use commercially reasonable efforts to use solely internal resources in connection with any such inspection or audit, (iii) in the event Sandoz reasonably determines that any external resources, such as any external accounting support, is necessary in connection with any such inspection or audit, Sandoz shall notify RareGen and RareGen may either (A) consent to the use of such external resource or (B) withdraw or modify its request to avoid Sandoz’s need for such external resources, and (iv) Sandoz shall bear the full out-of-pocket costs and expenses of any inspection or audit if any such inspection or audit identifies an understatement to RareGen hereunder exceeding [***] percent ([***]%) of the amounts actually payable to RareGen hereunder (provided, however, that (x) RareGen shall not be entitled to any payment from Sandoz with respect to the use of internal resources of RareGen and its Affiliates (including the cost and overhead associated with the use of their employees) with respect to any such inspection or audit, (y) other than the public accounting firm used by RareGen to perform the audit pursuant to this Section 7.1, RareGen agrees that it shall use commercially reasonable efforts to use solely internal resources in connection with any such inspection or audit).

7.2              Sandoz. During the Term, Sandoz shall, relating to Product, have the right, [***], during normal business hours and upon reasonable prior notice, to have employees or representatives (including a public accounting firm selected by Sandoz and reasonably acceptable to RareGen) and upon execution of a confidentiality agreement reasonably satisfactory to RareGen in form and substance, conduct compliance inspections and audits, including reviewing books and records of RareGen related to the activities conducted pursuant to this Agreement and interviewing Sales Representatives and other employees of RareGen, as reasonably necessary to (i) ensure that the RareGen Activities comply with this Agreement and (ii) solely in the event RareGen terminates this Agreement in accordance with Section 12.3.4, confirm the accuracy of the records and books of account maintained by RareGen with respect to its operating expenses relating to the Product. RareGen shall reasonably cooperate in any such inspection or audit conducted by any such employees or representatives of Sandoz.

ARTICLE 8
INTELLECTUAL PROPERTY

8.1              Ownership of Intellectual Property.

8.1.1        RareGen Property. Sandoz acknowledges that RareGen owns or is licensed to use certain Know-How relating to the proprietary sales and marketing information, methods and plans that has been independently developed, discovered or licensed by RareGen (such Know-How, the “RareGen Property”). The Parties agree that any improvement, enhancement or modification made, discovered, conceived, reduced to practice or generated by RareGen to any RareGen Property in performing its activities pursuant to this Agreement which is not derived from the Confidential Information of Sandoz, shall be deemed RareGen Property and shall vest in RareGen. RareGen hereby grants to Sandoz a fully paid, royalty free, perpetual, irrevocable, worldwide, non-exclusive license (with a right to sub-license) to any RareGen Property which is embodied or contained in Product Materials or any Intellectual Property or Inventions assigned to Sandoz hereunder.

8.1.2        Sandoz Property. Subject to the terms of Section 8.1.1, Sandoz shall have and retain sole and exclusive right, title and interest in and to all inventions, discoveries, writings, trade secrets, Know-How, methods, practices, procedures, engineering information, designs, devices, improvements, manufacturing information and other technology, whether or not patentable or copyrightable, and any patent applications, patents, or copyrights based thereon (collectively, “Intellectual Property”) that are (i) made, discovered, conceived, reduced to practice or generated by Sandoz (or its employees or representatives) in performing its activities pursuant to this Agreement or (ii) made discovered, conceived, reduced to practice or generated by RareGen (or its employees or representatives) in performing its activities pursuant to this Agreement to the extent derived from the Confidential Information of Sandoz (“Inventions”). RareGen agrees to assign, and hereby does assign, to Sandoz (and shall cause its Affiliates and its and their respective employees and other representatives to assign to Sandoz) any and all right, title and interest that RareGen (or any such Affiliates, employees or other representatives) may have in or to any Invention. RareGen shall not represent to any Third Party that it has any proprietary or property right or interest in the Product, or in any patent relating thereto, or in any trademark or copyright used in connection therewith, other than the right to conduct the RareGen Activities for the Product as expressly granted hereunder. For clarity, any and all Inventions and any information contained therein or related thereto shall constitute Confidential Information of Sandoz.

8.2              Title to Trademarks and Copyrights. The ownership, and all goodwill from the use, of any Sandoz Trademarks and Copyrights shall at all times vest in and inure to the benefit of Sandoz, and RareGen shall assign, and hereby does assign, any rights it may have in the foregoing to Sandoz.

8.3              Protection of Trademarks and Copyrights. As between the Parties, Sandoz shall have the sole right (but not the obligation), as determined by Sandoz in its sole discretion, to (i) maintain the Sandoz Trademarks and Copyrights and/or (ii) protect and defend the Sandoz Trademarks and Copyrights. RareGen shall give notice to Sandoz of any infringement of, or challenge to, the validity or enforceability of the Sandoz Trademarks and Copyrights promptly after learning of such infringement or challenge. If Sandoz institutes an action against Third Party infringers or takes action to defend the Sandoz Trademarks and Copyrights, RareGen shall reasonably cooperate with Sandoz, at Sandoz’s sole cost and expense. Any recovery obtained by Sandoz as a result of such proceeding or other actions, whether obtained by settlement or otherwise, shall be retained by Sandoz except that Sandoz shall pay to RareGen any reasonable out-of-pocket expenses incurred by RareGen relating to such cooperation. RareGen shall not have any right to institute any action to defend or enforce the Sandoz Trademarks and Copyrights.

8.4              Disclosure of Know-How. For clarity, the Parties hereby agree and acknowledge that to the extent that either Party hereto has disclosed, or in the future discloses, to the other Party any Know-How or other intellectual property of such Party or its Affiliates pursuant to this Agreement, the other Party shall not acquire any ownership rights in such Know-How or other intellectual property by virtue of this Agreement or otherwise, and as between the Parties, all ownership rights therein shall remain with the disclosing Party (or its Affiliate).

ARTICLE 9

CONFIDENTIALITY

9.1              Confidential Information.

9.1.1        Confidentiality and Non-Use. Each Party agrees that, during the Term and for a period of five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of its rights or performance of any obligations hereunder) any Confidential Information furnished to it by or on behalf of the other Party pursuant to this Agreement, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties. Without limiting the foregoing, each Party will use at least the same standard of care as it uses to protect is own Confidential Information to ensure that its employees, agents, consultants and contractors do not disclose or make any unauthorized use of such Confidential Information. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other’s Confidential Information. Any and all information and materials disclosed by a Party pursuant to that certain Confidential Disclosure Agreement between the Parties dated November 14, 2017 (the “Confidential Disclosure Agreement”) shall be deemed Confidential Information disclosed pursuant to this Agreement. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent tangible evidence:

(a)               was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)               was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)               became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party, its Affiliates, sublicensees or subcontractors in breach of this Agreement;

(d)               was disclosed to the receiving Party or its Affiliate by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party (or its Affiliate); or

(e)               was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application, use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

9.1.2        Authorized Disclosure. Notwithstanding the obligations set forth in Section 9.1.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a)               such disclosure is reasonably necessary (x) to comply with the requirements of Governmental Authorities; or (y) for the prosecuting or defending litigation as contemplated by this Agreement;

(b)               such disclosure is reasonably necessary to its Affiliates, employees, agents, consultants and contractors on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement and the disclosing Party shall be liable for any failures of such disclosees to abide by such obligations of confidentiality and non-use; or

(c)               such disclosure is reasonably necessary to comply with Applicable Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or order.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 9.1.2(a) or 9.1.2(c), such Party shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to assist the other Party (at the other Party’s sole cost) in obtaining, a protective order preventing or limiting the required disclosure.

9.2              Public Announcements. No public announcement or statements (including presentations to investor meetings and customer updates) concerning the existence of or terms of this Agreement or incorporating the marks of the other Party or their respective Affiliates (including, as applicable, the Sandoz Trademarks and Copyrights) shall be made, either directly or indirectly, by either Party or a Party’s Affiliates, without first obtaining the written approval of the other Party and agreement upon the nature, text and timing of such announcement or disclosure. Either Party shall have the right to make any such public announcement or other disclosure required by Applicable Law after such Party has provided to the other Party a copy of such announcement or disclosure and an opportunity to comment thereon and the disclosing Party shall reasonably consider the other Party’s comments. Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission and any other Governmental Authorities, including requests for confidential treatment of proprietary information of either Party included in any such disclosure. Once any written statement is approved for disclosure by the Parties or information is otherwise made public in accordance with this Section 9.2, either Party may make a subsequent public disclosure of the same contents of such statement in the same context as such statement without further approval of the other Party. Notwithstanding anything to the contrary contained herein, in no event shall either Party disclose any financial information of the other, without the prior written consent of such other Party, unless such financial information already has been publicly disclosed by the Party owning the financial information or otherwise has been made part of the public domain by no breach of a Party of its obligations under this ARTICLE 9.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

10.1          Representations and Warranties of Sandoz. Sandoz represents and warrants to RareGen as of the Effective Date that:

10.1.1    it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

10.1.2    the execution, delivery and performance of this Agreement by it has been duly authorized by all requisite corporation action;

10.1.3    it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

10.1.4    this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles;

10.1.5    it is in compliance in all material respects with all Applicable Laws applicable to the subject matter of this Agreement;

10.1.6    it has the right to market and sell the Product in the Territory as contemplated herein (solely subject to the rights granted to RareGen herein), and has the right under the ANDA to one hundred and eighty (180) days of exclusivity as the sole generic product (not including an authorized generic) and that no events have occurred that would cause such exclusivity period to terminate, expire or be forfeited prior to the date that is six (6) months following the First Commercial Sale by Sandoz;

10.1.7    it is not a party to any agreement or arrangement with any Third Party or under any obligation or restriction agreement (including any outstanding order, judgment or decree of any court or administrative agency) which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement;

10.1.8    neither Sandoz nor any of its personnel nor any contractors performing Manufacturing activities for the Product (i) have been debarred under the 21 U.S.C. § 335a, (ii) are excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs, (iii) are convicted of a criminal offense that falls within the ambit of the Federal statute providing for mandatory exclusion from participation in Federal health care programs but has not yet been excluded, debarred, suspended, or otherwise declared ineligible to participate in those programs, (iv) are listed on the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://oig.hhs.gov) or (v) are listed on the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at hhtp://epls.arnet.gov). If, during the Term, Sandoz or any of its personnel or any contractors or Third Parties involved in Manufacture becomes or is the subject of a proceeding that could lead to, as applicable, (i) debarment under 21 U.S.C. § 335a, (ii) exclusion, debarment, suspension or ineligibility to participate in the Federal health care programs or in Federal procurement or nonprocurement programs, (iii) convicted (or conviction) of a criminal offense that falls within the ambit of the Federal statute providing for mandatory exclusion from participation in Federal healthcare programs, (iv) listed (or listing) on the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://oig.hhs.gov) or (v) listed (or listing) on the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at hhtp://epls.arnet.gov), Sandoz shall immediately notify RareGen, and RareGen shall have the option, in its sole discretion, to prohibit such Person from performing work relating to this Agreement or the Product;

10.1.9    all Product delivered pursuant to the terms hereof by Sandoz or its contract manufacturer to any Third Party to whom RareGen has conducted RareGen Activities for the Product during the Term will at shipment be in compliance with the Specifications, and Applicable Laws, including the cGMP Requirements, and the Manufacturing of such Product will have been in accordance with the cGMP Requirements. At the time Sandoz or its contract manufacturer makes each shipment of Product sold in connection with this Agreement, the Product shall (i) not be adulterated or misbranded within the meaning of the Act or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as such Act and such laws are constituted and in effect at the time of delivery; (ii) not be an article that may not be introduced into interstate commerce under the provisions of Sections 404 and 505 of the Act; and (iii) have a shelf life has at least fifteen (15) months of the Product’s expiration remaining; and

10.1.10     Sandoz has the necessary rights to Intellectual Property and technology used in connection with the Manufacture of the Product and, to Sandoz’s knowledge, no such Intellectual Property or technology violates any intellectual property rights of any Third Parties.

10.2          Representations, Warranties and Covenants of RareGen. RareGen represents and warrants to Sandoz as of the Effective Date that:

10.2.1    it is a limited liability company duly organized and validly existing under the laws of the state or other jurisdiction of its formation;

10.2.2    the execution, delivery and performance of this Agreement by it has been duly authorized by all requisite limited liability company action;

10.2.3    it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

10.2.4    this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles;

10.2.5    it is in compliance in all material respects with all Applicable Laws applicable to the subject matter of this Agreement;

10.2.6    it is not a party to any agreement or arrangement with any Third Party or under any obligation or restriction agreement (including any outstanding order, judgment or decree of any court or administrative agency) which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement;

10.2.7    RareGen has, and shall maintain during the Term, adequate financial resources to complete its activities pursuant to this Agreement and to otherwise perform its obligations under this Agreement;

10.2.8    neither RareGen nor any Field Force Personnel (i) have been debarred under the 21 U.S.C. § 335a, (ii) are excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs, (iii) are convicted of a criminal offense that falls within the ambit of the Federal statute providing for mandatory exclusion from participation in Federal health care programs but has not yet been excluded, debarred, suspended, or otherwise declared ineligible to participate in those programs, (iv) are listed on the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://oig.hhs.gov) or (v) are listed on the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at hhtp://epls.arnet.gov). If, during the Term, RareGen or any Field Force Personnel become or are the subject of a proceeding that could lead to, as applicable, (i) debarment under 21 U.S.C. § 335a, (ii) exclusion, debarment, suspension or ineligibility to participate in the Federal health care programs or in Federal procurement or nonprocurement programs, (iii) convicted (or conviction) of a criminal offense that falls within the ambit of the Federal statute providing for mandatory exclusion from participation in Federal healthcare programs, (iv) listed (or listing) on the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://oig.hhs.gov) or (v) listed (or listing) on the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at hhtp://epls.arnet.gov), RareGen shall immediately notify Sandoz, and Sandoz shall have the option, in its sole discretion, to prohibit such Person from performing work under this Agreement. All Field Force Personnel are licensed to the extent required and in accordance with all Applicable Laws;

10.2.9    it, at all times during the Term, will have, an established compliance program designed to identify and address its own risk areas and activities. RareGen shall: (a) with respect to its compliance program, undertake and maintain the requirements as set forth in (x) the Novartis Supplier Code (and any published updates) which can be viewed and downloaded from https://www.novartis.com/about-us/corporate-responsibility/resources-news/codes-policies-guidelines (and may request a copy free of charge from Sandoz), and (y) Exhibit 10.2.9, (b) provide information and/or documentation on reasonable request to Sandoz and its Affiliates to allow Sandoz to verify such compliance, (c) rectify identified non-compliances with the Novartis Supplier Code and Exhibit 10.2.9 (in each case, where capable of remedy) and report remediation progress to Sandoz on request, and (d) ensure that RareGen’s subcontractors and/or agents participating in RareGen Activities also comply with the foregoing requirements. RareGen acknowledges and agrees that the Novartis Supplier Code and Exhibit 10.2.9 forms an integral part of this Agreement. Failure to adhere to the Novartis Supplier Code and/or Exhibit 10.2.9 shall entitle Sandoz to terminate this Agreement, subject to RareGen’s right to cure in accordance with this Agreement; and

10.2.10   RareGen has the necessary rights to RareGen Property and technology used in connection with the conduct of the RareGen Activities for the Product and, to RareGen’s knowledge, no such RareGen Property or technology violates any intellectual property rights of any Third Parties.

10.3          Disclaimer of Warranty. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, SANDOZ (AND ITS AFFILIATES) AND RAREGEN (AND ITS AFFILIATES) MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND SANDOZ (AND ITS AFFILIATES) AND RAREGEN (AND ITS AFFILIATES) EACH SPECIFICALLY DISCLAIM ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 11
INDEMNIFICATION; LIMITATIONS ON LIABILITY

11.1          Indemnification by Sandoz. Sandoz shall defend, indemnify and hold harmless RareGen and its Affiliates and its and their respective officers, directors, employees, agents, representatives, successors and assigns from and against all Claims, and all associated Losses, to the extent incurred or suffered by any of them to the extent resulting from or arising out of (a) any misrepresentation or breach of any representations, warranties, or covenants (or any of its Affiliates or its or their respective officers, directors, employees, agents or representatives) of Sandoz under this Agreement, (b) the negligence, willful misconduct or violation of Applicable Laws by Sandoz (or any of its Affiliates or its or their respective officers, directors, employees, agents or representatives), (c) the infringement of the intellectual property rights of any Third Party from the use of the Sandoz Trademarks and Copyrights on Product Labeling or RareGen Activity Materials in accordance with this Agreement, (d) the failure of the Product to meet Specifications, (e) the failure of Sandoz to supply Third Parties with Products in accordance with its obligations to such Third Parties, except to the extent such failure is due to the acts or omissions of RareGen, or (f) death or personal injury to any person related to use of the Product; except in each case to the extent any such Claims, and all associated Losses, are caused by an item for which RareGen is obligated to indemnify Sandoz pursuant to Section 11.2.

11.2          Indemnification by RareGen. RareGen shall defend, indemnify and hold harmless Sandoz and its Affiliates and its and their respective officers, directors, employees, agents, representatives, successors and assigns from and against all Claims and all associated Losses, to the extent incurred or suffered by any of them to the extent resulting from or arising out of (a) any misrepresentation or breach of any representations, warranties, or covenants (or any of its Affiliates or its and their respective officers, directors, employees, agents or representatives) of RareGen under this Agreement, (b) the negligence, willful misconduct, or violation of Applicable Laws by RareGen (or any of its Affiliates or its and their respective officers, directors, employees, agents or representatives), (c) the infringement of the intellectual property rights of any Third Party from the use of RareGen Property, or (d) death or personal injury to any person related to use of the Product, arising from any breach of RareGen under this Agreement; except in each case to the extent any such Claims, and all associated Losses, are caused by an item for which Sandoz is obligated to indemnify RareGen pursuant to Section 11.1.

11.3          Indemnification Procedures. The Party seeking indemnification under Section 11.1 or 11.2, as applicable (the “Indemnified Party”) shall give prompt notice to the Party against whom indemnity is sought (the “Indemnifying Party”) of the assertion or commencement of any proceeding in respect of which indemnity may be sought under Section 11.1 or 11.2, as applicable, and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to give such notice will relieve the Indemnifying Party of any liability hereunder only to the extent that the Indemnifying Party has suffered actual prejudice thereby. The Indemnifying Party shall assume and control the defense and settlement of any such action, suit or proceeding at its own expense. The Indemnified Party shall, if requested by the Indemnifying Party, cooperate in all reasonable respects in such defense, at the Indemnifying Party’s expense. The Indemnified Party will be entitled at its own expense to participate in such defense and to employ separate counsel for such purpose. For so long as the Indemnifying Party is diligently defending any proceeding pursuant to this Section 11.3, the Indemnifying Party will not be liable under Section 11.1 or 11.2, as applicable, for any settlement effected without its consent. No Party shall enter into any compromise or settlement which commits the other Party to take, or to forbear to take, any action without the other Party’s prior written consent (and unless such compromise or settlement includes an unconditional release of, and no admission of liability by, the Indemnified Party from all liability in respect of such Claim).

11.4          Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN (OTHER THAN AS SET FORTH IN THE SECOND SENTENCE OF THIS SECTION 11.4), IN NO EVENT SHALL SANDOZ (OR ITS AFFILIATES) OR RAREGEN (OR ITS AFFILIATES) BE LIABLE TO THE OTHER OR ANY OF THE OTHER PARTY’S AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, AND REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SENTENCE SHALL NOT LIMIT (1) THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER SECTION 11.1 OR 11.2, AS APPLICABLE, OR (2) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE 9.

11.5          Insurance.

11.5.1    Each Party acknowledges and agrees that during the Term, it shall maintain, through purchase or self-insurance, adequate insurance, including products liability coverage and comprehensive general liability insurance, adequate to cover its obligations under this Agreement and which are consistent with normal business practices of prudent companies similarly situated.

11.5.2    Each Party shall provide written proof of the existence of such insurance to the other Party upon request. Sandoz does not and will not maintain or procure any worker’s compensation, healthcare, or other insurance for or on behalf of any Field Force Personnel, all of which shall be RareGen’s sole responsibility. For clarity, the insurance requirements of this Section 11.5 shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE 11.

ARTICLE 12

TERM AND TERMINATION

12.1          Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated as provided in this ARTICLE 12, shall initially extend until the five (5) year anniversary of First Commercial Sale by Sandoz (the “Initial Term”). After the Initial Term, this Agreement shall automatically renew for successive one (1) year terms under the same terms of this Agreement, unless the Initial Term or any renewal period is earlier terminated as provided in this ARTICLE 12. The Initial Term, together with each such renewal period is referred to as the “Term”.

12.2          Early Termination for Cause. A Party shall have the right to terminate this Agreement before the end of the Term as follows:

12.2.1    by a Party upon written notice to the other Party in the event of a material breach of this Agreement by such other Party where such breach is not cured (if able to be cured) within [***] ([***]) days following such other Party’s receipt of written notice of such breach (and any such termination shall become effective at the end of such [***] ([***]) day period unless the breaching Party has cured such breach prior to the expiration of such [***] ([***]) day period);

12.2.2    by either Party on [***] ([***]) days’ written notice to the other Party following the complete withdrawal of marketing approval of the Product or of the Product itself in the Territory;

12.2.3    to the extent permitted by Applicable Laws, by a Party immediately upon written notice to the other Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings with respect to such other Party, or upon an assignment of a substantial portion of the assets for the benefit of creditors by such other Party, or in the event a receiver or custodian is appointed for such other Party’s business or a substantial portion of such other Party’s business is subject to attachment or similar process; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the party consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] ([***]) days after the filing thereof;

12.3          Early Termination.

12.3.1    Either Party shall have the right to terminate this Agreement before the end of the Term immediately upon written notice to the other Party if such terminating Party reasonably determines that the Product presents a threat to public health, safety or welfare, or endangers its business reputation, so long as, in the case of a termination by Sandoz, Sandoz then ceases commercializing the Product in the Territory.

12.3.2    Either Party shall have the right to terminate this Agreement before the end of the Term immediately upon written notice to the other Party at any time after the Initial Term in the event Sandoz is then procuring one hundred percent (100%) of its supply of Product from a single Third Party, upon (a) expiration of the supply agreement with such Third Party in accordance with its terms or termination by such Third Party of its obligation to supply Sandoz with respect to the Product or termination by Sandoz of such Third Party’s obligation to supply Sandoz with respect to the Product (a “Manufacturer Termination”); and (b) Sandoz’s failure, after exercise of Commercially Reasonable Efforts, to secure continued supply of the Product from such Third Party and/or one or more other Third Parties within twelve (12) months of the date of the Manufacturer Termination. The Parties acknowledge and agree that (x) Sandoz shall promptly notify RareGen in the event it receives any notice from any such Third Party of such Third Party’s intent to terminate its obligation to supply Sandoz with respect to the Product or in the event Sandoz provides notice to any such Third Party of its intent to terminate such Third Party’s obligation to supply Sandoz with respect to the Product, (y) commencing upon the date of the Manufacturer Termination and continuing until the date on which a new source of Product supply is established (unless this Agreement is earlier terminated in accordance with this Section 12.3.2 or as otherwise provided in this ARTICLE 12), the Parties’ obligations hereunder (other than Sandoz’s obligations under clause (b) of this Section 12.3.2 and those obligations that would survive a termination of this Agreement pursuant to Section 12.7) shall be suspended, and (z) Sandoz shall not have the right to terminate this Agreement pursuant to Section 12.3.3 or 12.5 as a result of the Net Profits or profit margin for any time period that includes such period of suspension.

12.3.3    Sandoz shall have the right to terminate this Agreement before the end of the Term on not more than ninety (90) days’ written notice after the conclusion of any full 12-month Calendar Year during the Term in the event that Net Profits in such Calendar Year are less than or equal to ten percent (10%) of the Net Sales in such Calendar Year (a “Profit Margin Deficiency”); provided, however, that Sandoz shall have no right to terminate this Agreement pursuant to this Section 12.3.3 (i) unless and until aggregate amounts received by RareGen under the sharing of Net Profits in the Territory pursuant to Section 6.3 have reached thirty-two million five hundred thousand Dollars ($32,500,000), or (ii) if both (x) Net Profits or the profit margin were adversely affected in such Calendar Year by any event or circumstance that is temporary in nature and (y) the JSC makes a determination that the Profit Margin Deficiency is not likely to continue in the subsequent Calendar Year.

12.3.4    RareGen shall have the right to terminate this Agreement before the end of the Term on not more than ninety (90) days’ written notice after the conclusion of any full twelve (12)-month Calendar Year during the Term in the event that RareGen’s share of the Net Profits in such Calendar Year are less than or equal to RareGen’s operating expenses relating to the Product for such Calendar Year; provided, however, that RareGen shall have no right to terminate this Agreement pursuant to this Section 12.3.4 (i) unless and until aggregate amounts received by Sandoz under the sharing of Net Profits in the Territory pursuant to Section 6.3 have reached twenty-eight million one hundred twenty-five thousand Dollars ($28,125,000), or (ii) if both (x) Net Profits or its operating expenses relating to the Product were adversely affected in such Calendar Year by any event or circumstance that is temporary in nature and (y) the JSC makes a determination that RareGen’s share of the Net Profits is not likely to continue to be less than its operating expenses relating to the Product in the subsequent Calendar Year.

12.4          Termination Due to Change of Control. In the event of a Change of Control of RareGen during the Term, RareGen (or its successor) shall deliver a written notice of such Change of Control to Sandoz within [***] ([***]) days of the closing date of such Change of Control. RareGen (or its successor) shall issue, within [***] ([***]) days of Sandoz’s written request after the closing date of such Change of Control, a letter to certify (a) its agreement to comply with the obligations of RareGen under this Agreement, and (b) its financial condition is sufficient to complete its activities pursuant to this Agreement and to otherwise perform its obligations under this Agreement. In the event that either (i) RareGen (or its successor) is unable to certify (a) or (b) above, (ii) the Change of Control of RareGen involves a Competitor, or (iii) the Change of Control of RareGen involves a Third Party who is engaged in any activity that, if conducted by RareGen, would be a breach of Section 2.4.1, then Sandoz shall have the right to terminate this Agreement upon [***] ([***]) days’ written notice to RareGen (or its successor).

12.5          Termination Due to Failure to Achieve Minimum Net Profits. RareGen, subject to RareGen’s compliance with the terms and conditions of this Agreement, and Sandoz shall each have the right to terminate this Agreement on not more than ninety (90) days’ written notice after the conclusion of the Initial Term or any applicable renewal period in the event that Net Profits in the last Calendar Year of the Initial Term or such renewal period, as applicable, are less than five million Dollars ($5,000,000) (and any such termination shall become effective at the end of such ninety (90) day period).

12.6          Effects of Termination.

12.6.1    Subject to Section 12.6.2, upon the expiration or effective date of termination of this Agreement, (i) Sandoz shall pay any remaining amounts due pursuant to Section 6.3 relating to all periods prior to the effective date of such expiration or termination, (ii) all rights and obligations of both Parties hereunder shall immediately terminate, subject to any survival as set forth in Section 12.7, (iii) RareGen, at Sandoz’s direction, shall immediately return to Sandoz or destroy in accordance with all Applicable Laws all Product Materials, reports and other tangible items provided by or on behalf of Sandoz to RareGen or otherwise developed or obtained by RareGen pursuant to the terms of this Agreement (other than RareGen Property) (and at the request of Sandoz, RareGen shall certify destruction of such materials if RareGen does not to return such materials to Sandoz), (iv) RareGen shall immediately cease all RareGen Activities with respect to the Product, (iv) neither Sandoz nor RareGen shall have any obligation with respect to any Firm Zone or Forecasts, and (v) each of RareGen and Sandoz shall, at the other Party’s direction, either return to such other Party or destroy all Confidential Information of such other Party (provided that each Party may retain one copy of the other Party’s Confidential Information solely for archival purposes).

12.6.2    Upon termination of this Agreement by Sandoz pursuant to Section 12.3.3 or 12.5, RareGen may elect to continue commercialization of the Product in the Field in the Territory by providing Sandoz written notice of such intention within [***] ([***]) days of receipt of Sandoz’s notice of termination. In such event, (i) the Parties shall negotiate in good faith the terms and conditions of an agreement pursuant to which Sandoz will transfer the rights to the ANDA for the Product to RareGen for a purchase price in accordance with the then-prevailing fair market value of the Product, and (ii) Sandoz shall use Commercially Reasonable Efforts to facilitate RareGen’s entering into a direct supply agreement with Sandoz’s Third Party manufacturing provider of the Product.

12.7          Survival. Termination or expiration of this Agreement shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration. Notwithstanding any expiration or termination of this Agreement, such expiration or termination shall not relieve any Party from obligations which are expressly or by implication intended to survive expiration or termination, including Sections 2.4.2, 4.6.4, 4.7.2, 4.8, 5.7, 5.9, 6.7, 11.1, 11.2, 11.3, 11.4, 12.6 and 12.7, and Articles 7, 8, 9 and 13 (to the extent applicable to implementation of the survival of the preceding Sections and Articles), which shall survive and be in full force and effect.

ARTICLE 13
MISCELLANEOUS

13.1          Use of Affiliates. RareGen shall not have the right to engage or utilize any Affiliate to fulfill its obligations under this Agreement nor shall it subcontract any of its obligations under this Agreement to any Affiliate, except in accordance with the provisions of Section 2.6. For clarity, Sandoz shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates; provided that Sandoz shall remain responsible for the performance of any such Affiliates with all terms of this Agreement. In addition, in each case where a Party’s Affiliate has an obligation pursuant to this Agreement or performs an obligation pursuant to this Agreement, such Party shall cause and compel such Affiliate to perform such obligation and comply with the terms of this Agreement.

13.2          Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any Governmental Authority. For the avoidance of doubt, the failure (for reasons other than force majeure) of any Third Party engaged by a Party to perform all or any portion of such Party’s obligations under this Agreement shall not be a force majeure under this Agreement. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances and re-commence its performance hereunder as soon as practicable.

13.3          Assignment; Change of Control. Except as provided in this Section 13.3, this Agreement may not be assigned or otherwise transferred, nor may any rights or obligations hereunder be assigned or transferred, by either Party, whether by contract or operation of law, whether in a merger, sale of stock, sale of assets or other transaction, without the written consent of the other Party (such consent not to be unreasonably withheld). In the event either Party desires to make such an assignment or other transfer of this Agreement or any rights or obligations hereunder, such Party shall deliver a written notice to the other Party requesting the other Party’s written consent in accordance with this Section 13.3, and the other Party shall provide such Party written notice of its determination whether to provide such written consent within thirty (30) days following its receipt of such written notice from such Party. Notwithstanding the foregoing, Sandoz may, without RareGen’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to (a) a Sandoz Affiliate or (b) a Third Party in connection with a Change of Control of Sandoz; provided that such assignee shall remain subject to all of the terms and conditions hereof in all respects and shall assume, in all respects, all obligations of Sandoz hereunder whether accruing before or after such assignment. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. Any attempted assignment not in accordance with this Section 13.3 shall be void. This Agreement shall be binding on, and inure to the benefit of, each Party, and its permitted successors and assigns.

13.4          Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

13.5          Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by e-mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to RareGen, to:	RareGen, LLC
c/o PBM Capital Group, LLC
200 Garrett Street, Suite S
Charlottesville, Virginia 22902
Attn: Corporate Counsel

if to Sandoz, to:	Sandoz Inc.
100 College Road West
Princeton, New Jersey 08540
Attention: President

And	Sandoz Inc.
100 College Road West
Princeton, New Jersey 08540
Attention: General Counsel

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.

13.6          Governing Law. This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, U.S.A. applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict of law principles thereof. The Parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any Party’s performance hereunder.

13.7          Dispute Resolution.

13.7.1    JSC Jurisdiction; Escalation for Other Disputes. Except for disputes resolved by the procedures set forth in Section 3.5.1, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall have the right to refer such dispute to the Senior Officers who shall confer within ten (10) days after such Dispute was first referred to them to attempt to resolve the Dispute by good faith negotiations. Any final decision mutually agreed to by the Senior Officers in writing shall be conclusive and binding on the Parties. If such Senior Officers do not agree on the resolution of an issue within thirty (30) days after such issue was first referred to them, either Party may, by written notice to the other Party, initiate arbitration for resolution of such Dispute pursuant to Section 13.7.2.

13.7.2    Arbitration of Other Disputes. If a Dispute is not resolved by the Senior Officers pursuant to Section 13.7.1, such Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with such rules. The legal place of arbitration shall be New York, New York. The language of the arbitration shall be English.

13.8          Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.9          Entire Agreement; Amendments. This Agreement, together with the Schedules and Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof (including the Confidential Disclosure Agreement, but solely with respect to information which is deemed Confidential Information hereunder) are superseded by the terms of this Agreement. The Schedules and Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.

13.10      Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

13.11      Independent Contractors. It is expressly agreed that RareGen and Sandoz shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither RareGen nor Sandoz shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

13.12      Third Party Beneficiaries. No Person other than Sandoz or RareGen (and their respective Affiliates and permitted successors and assignees hereunder) shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

13.13      Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

13.14      Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

13.15      Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

13.16      Use of Names. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement.

13.17      Further Actions and Documents. Each Party agrees to execute, acknowledge and deliver all such further instruments, and to do all such further acts, as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

13.18      Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” (or “includes without limitations”), and (e) references to any Articles or Sections include Sections and subsections that are part of the references’ Article or Section (e.g., a section numbered “Section 2.2.1” would be part of “Section 2.2”, and references to “Article 2” or “Section 2.2” would refer to material contained in the subsection described as “Section 2.2.1”).

13.19      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures, which signatures shall have the same force and effect as original signatures.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SANDOZ INC.

By:	/s/ Carol Lynch
Name: Carol Lynch
Title: President Sandoz Inc.

RAREGEN, LLC

By:	/s/ Paul B. Manning
Name: Paul B. Manning
Title: Director

[Signature Page to Promotion Agreement]

Exhibit 1.19

Competitors

1

Exhibit 1.51

Minimum Order Quantity

2

Exhibit 1.53

Example Calculations of Net Sales

3

Exhibit 1.71

Examples of RareGen Activities other than Detailing

4

Exhibit 2.7.2

Annual Maximum Quantity

5

Exhibit 4.2.2

Initial RareGen Activity Plan and Budget

6

Exhibit 10.2.9

Sandoz Compliance Program Requirements

7